                                                               Exhibit (c)(1)(D)

                                SELF-CONTAINED
                         REAL ESTATE APPRAISAL REPORT


                             226 Space - The Hills
                        Manufactured Housing Community
                               105 Skyline Drive
                   Richland, Benton County, Washington 99352


                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111

                                     AS OF


                                 May 10, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                           [LETTERHEAD OF WHITCOMB]


May 25, 2000


Steve Waite
Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111


RE:  226 Space - The Hills
     Manufactured Housing Community
     105 Skyline Drive
     Richland, BentonCounty, Washington

Dear Mr. Waite:

     At your request, we have inspected and appraised the above captioned property. We estimate the "as is" market value of the property rights outlined herein, as of May 10, 2000, based on an exposure period of six months, to be:

                 - FOUR MILLION ONE HUNDRED THOUSAND DOLLARS -

                                 ($4,100,000)

     Our value estimate applies to the land as physically constituted and to the improvements actually in existence. Our value estimate reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors, which, in our opinion, would tend to influence the market value of the subject.

     The subject property consists of a 226-space fully developed all age manufactured housing community. The physical occupancy of the subject is currently 96.5%. The base rent was increased to $245.00 per site per month on April 1, 2000. Although there are a few lots that rent for $224.00 and $236.00 per month, the manager indicated the base rent would be increased to $245.00 for all of the sites within a few months. The resident reimburses the community for water, sewer and trash pick-up expense. A 7.62-acre tract of land was recently acquired by the community for expansion purposes and is included in the above estimate of value.

Mr. Steve Waite
May 25, 2000
Page Two


     This conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation, the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and Collateral Mortgage Company's Appraisal Guidelines.

     This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.

     We appreciate this opportunity to be of service to you and would like to thank you for the help and information you provided. If you have any questions, please feel free to contact us.

Very truly yours,

WHITCOMB REAL ESTATE


/s/ L. Drake Moore JAG
-------------------------
L. Drake Moore, MAI, CCIM
REA #1100940


                               TABLE OF CONTENTS

Title Page
Transmittal
Table of Contents.......................................................   3

INTRODUCTORY SECTION
Photographs of the Subject..............................................   5
Summary of Facts and Conclusions........................................   7
Scope of Assignment.....................................................   8
Purpose and Function of the Report......................................  10
Appraisal Definitions...................................................  10
Effective Date of Value.................................................  11
Date of Inspection......................................................  11

DESCRIPTIVE SECTION
Neighborhood Description................................................  18
Manufactured Housing Community Overview.................................  21
Land and Site Improvements..............................................  30
Improvement Description.................................................  34
Ownership and Property History..........................................  36
Occupancy...............................................................  36
Zoning and Other Land Use Controls......................................  37
Assessment and Taxes....................................................  38
Marketability and Exposure Period.......................................  39

VALUATION SECTION
Highest and Best Use....................................................  42
Valuation Process.......................................................  48
Income Capitalization Approach..........................................  49
Sales Comparison Approach...............................................  76
Final Estimate of Value.................................................  94
Certification...........................................................  95
Assumptions and Limting Conditions......................................  96

ADDENDA
Legal Description
Profile of Appraiser

                              INTRODUCTORY SECTION

                  PHOTOGRAPHS OF SUBJECT (Taken May 10, 2000)

                             [PHOTO APPEARS HERE]

                                 View of Entry

                             [PHOTO APPEARS HERE]

                         Typical Interior Street Scene

                  PHOTOGRAPHS OF SUBJECT (Taken May 10, 2000)

                             [PHOTO APPEARS HERE]

                          View of Clubhouse Building

                             [PHOTO APPEARS HERE]

                                  Excess Land

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

Property Appraised:          226 Space - The Hills
-------------------          Manufactured Housing Community
                             105 Skyline Drive
                             Richland, Benton County, Washington 99352

Property Rights Appraised:   Fee Simple Interest, subject to tenant leases
--------------------------

Land Area:                   52.22 gross acres (Per Tax Records)
----------

Improvements:                226 manufactured housing spaces, and clubhouse
-------------                containing a gross total of approximately 7,500
                             square feet. The development also has two pools and RV storage sheds

Owner:                       Windsor Park Properties 7
------

Zoning:                      R-3, Multiple Family Residential Use, City of
-------                      Richland

Highest and Best Use:        As Vacant: Hold for future development as
---------------------        predicated by market demand.
                             As Improved: Current use (Manufactured Housing
                             Community)

Value Indications:           Income Approach                      $4,060,000
------------------           Sales Comparison Approach            $4,420,000


Final Estimate of Value:     $4,100,000
------------------------

Date of Appraisal:           May 10, 2000
------------------

Date of Inspection:          May 10, 2000
-------------------

SCOPE OF THE ASSIGNMENT
-----------------------

     This assignment encompasses providing an "as is" market value of the fee simple property rights, subject to tenant leases. The subject is a 226-space manufactured housing community, known as The Hills, located in Richland, Benton County, Washington. The date of the valuation is May 10, 2000.

     The first step in the analysis is to develop a concise statement or definition of the appraisal assignment. This sets the limits of the analysis and eliminates any ambiguity about the nature of the assignment. This is accomplished by: 1) identifying the real estate being analyzed, 2) stating the effective date of value, 3) stating the purpose and use (function) of the analysis, 4) defining market value, 5) defining and identifying the property rights to be valued, and 6) stating the assumptions and limiting conditions applicable to the conclusions.

     After defining and accepting the assignment, the preliminary analysis, which was previously formulated in order to determine the character and extent of the proposed assignment, is reviewed and refined. The preliminary analysis also determines the amount of work that will be required to gather the necessary data. This analysis and work plan is dependent upon the character of the assignment and the type of property being analyzed. The next step is to make a physical inspection of the subject, which was accomplished on May 10, 2000, and its environs, including the gathering of general and specific data.

     General data consists of information on the principles, forces and factors that affect marketability and property value. This information includes regional and neighborhood trends, as well as social, economic, governmental and environmental forces that could or may have an effect on the subject's marketability and value. This general data contributes significantly to the understanding of the marketplace. Area data for Richland and the subject's immediate neighborhood was obtained from a number of published sources that are appropriately cited in the report. Based on the data produced through the research of the general area and neighborhood the initial searches for market data were extended back to May 1997. As there was inadequate sales data from which to evaluate the subject property, the search had to be extended.

     Specific data relates to the property being appraised, including a detailed description of both the parcel comprising the subject site and the subject's existing site improvements, based upon the physical inspection of the premises and the neighborhood, together with various documents and drawings obtained from the owner, management and public services; as well as current and recent changes in ownership of the subject, occupancy, zoning and land use regulations affecting the subject, and assessment and real estate tax information applicable to the subject, obtained from the appropriate governmental agencies. The gathering of specific data also relates, as may be applicable, to the comparable land sales, improved sales and rentals selected. The majority of the market transactions were originally researched through the TRW

Scope of the Assignment

REDI subscription services, which were then visually inspected and verified with a principle of the transaction, a broker or agent involved in the transaction and through public records.

     In addition to the physical data, locational and income and expense information for the subject and, as available, for the comparable sales and rentals was utilized. Also considered are financing arrangements and/or unusual motivations of either buyer or seller that could or did affect selling prices or rentals.

     An integral part of the valuation process for the property is the determination of the highest and best use of the subject site: 1) as if vacant, and 2) as currently improved. The latter analysis is useful in identifying comparable properties, and determining whether the existing improvements should be retained, renovated or demolished. The land value estimate, as if vacant, is required when the land's contribution to total property value is sought, or when improvements are valued separately, as in the Cost Approach.

     After determining the subject site's highest and best use and gathering the necessary data, we integrate the information drawn from the market research and analysis of data and consider the application of the three valuation approaches-the Income Capitalization Approach, the Sales Comparison Approach and the Cost Approach - in order to derive a well-supported value estimate of the fee simple interest. Although the three approaches are interrelated, the property type and use will determine which approach or approaches are most appropriate. Upon completion of the applicable approaches, we reconcile the value conclusions derived in order to provide a final value estimate.

                                                                              10
PURPOSE AND FUNCTION OF THE REPORT
----------------------------------

     The purpose of the appraisal is to express our opinion of the "as is" market value of the fee simple interest, subject to existing tenant leases, of the real estate, as of May 10, 2000.

     The information, opinions, and conclusions contained in this report have been prepared as a basis for mortgage financing.

APPRAISAL DEFINITIONS
---------------------

     Market Value, as defined by the Office of the Comptroller of the Currency is:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and passing of title from seller to buyer under conditions whereby:

          -    buyer and seller are typically motivated;

          - both parties are well informed or well advised and acting in what they consider their own best interests;

          -    a reasonable time is allowed for exposure in the open market;

          - payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

          - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

     Fee Simple Interest is defined as the absolute ownership unencumbered by any other interest or estate subject only to the four powers of government./1/


________________________
     /1/     The Dictionary of Real Estate Appraisal, Third Edition, Appraisal
          Institute, 1993.

PROPERTY RIGHTS APPRAISED
-------------------------

     The real estate interest appraised is that of ownership in fee simple interest, subject to existing tenant leases, and the property is appraised as if free and clear of mortgages, liens, servitudes and encumbrances, except those noted in the body of this appraisal.

EFFECTIVE DATE OF VALUE
-----------------------

     The effective date of our value is May 10, 2000, consistent with our date of inspection.

DATE OF INSPECTION
------------------

     L. Drake Moore, MAI, CCIM inspected the property on May 10, 2000.

                              DESCRIPTIVE SECTION

AREA DESCRIPTION
----------------

Introduction
------------

     The economic vitality of the surrounding area and the immediate neighborhood encompassing the subject property is an important consideration in estimating demand and future cash flow potential of a particular property. The area description focuses on the social, economic, governmental and environmental forces that effect real estate.

     The first step in estimating the highest and best use of the subject property is an examination of the social, economic, governmental and environmental forces affecting property values in the Richland area. In the following discussion, we have attempted to present sufficient data to inform readers unfamiliar with Richland, Washington and its environs.

Location
--------

     The subject is located in the Tri-Cities area in the southwest section of the city of Richland, Benton County, just north of the I-182 and the Kennedy Road interchange. The Greater Tri-Cities Metropolitan Statistical Area (MSA) consists of 2,945 square miles. The Tri-Cities area is located in the Columbia Basin of southeastern Washington State at the confluence of the Columbia, Snake and Yakima Rivers and is comprised of the cities of Richland, Kennewick and Pasco. Richland is approximately 225 miles southeast of Seattle, 220 miles east of Portland, Oregon and 134 miles south of Spokane, Washington. Benton County is bounded on the north by Grant County, on the east by Franklin County, on the south by the State of Oregon, and on the west by Klickitat and Yakima Counties. The Columbia Rivers forms the north, east, and southern boundaries.

Demographic
-----------

     Benton County, with a 1990 population of 112,560, has grown more than 100% since 1970. Franklin County's population experienced a lower increase of approximately 72% since 1980. Growth was equally significant for Benton County's two largest cities of Richland and Kennewick. During the 1980's, the growth rates by both counties, as well as the cities of Kennewick and Pasco slowed noticeably; while in Richland there was a decline. This was attributed to the "mothballing" of two nuclear power plants by the Washington Public Power Supply System (WPPSS); the termination of the federal Basalt Waste Isolation Project; and the closure of the 25-year old reactor in Hanford. The economy has rebounded largely due to a re-direction to toxic waste clean-up, and population
growth has resumed in the 1990's.   The following tables show population figures
for the Tri-Cities area for the past three decades.

Area Description                                                              14

-------------------------------------------------------------------------------------------------------------
                                                  POPULATION
-------------------------------------------------------------------------------------------------------------
                                                                                             Growth
                                                                                           Annual Comp.
Area                      1970          1980               1990             1999             1990-99
                                                                            Est.
-------------------------------------------------------------------------------------------------------------
Benton County            67,540        109,444            112,560          137,500           2.24%
-------------------------------------------------------------------------------------------------------------
Franklin County          25,816         35,025             37,473           44,400           1.90%
-------------------------------------------------------------------------------------------------------------
City of Richland         26,290         33,578             32,315           36,860           1.47%
-------------------------------------------------------------------------------------------------------------
Source: 1970-1990: U.S. Census; 1990: Greater Pasco Chamber of Commerce
=============================================================================================================

     The following chart shows median household income, average household size, total housing units, and median household value for the Tri-Cities in 1990.



                                                  OTHER DEMOGRAPHIC DATA
      ------------------------------------------------------------------------------------------------------------
                                             Richland                  Kennewick                     Pasco
     -------------------------------------------------------------------------------------------------------------
     Median Household Income                 $41,543                   $33,393                       $24,122
     -------------------------------------------------------------------------------------------------------------
     Average Household Size                  2.44                      2.61                          2.91
     -------------------------------------------------------------------------------------------------------------
     Total Housing Units                     13,821                    17,100                        7,632
     -------------------------------------------------------------------------------------------------------------
     Median Household Value                  $68,315                   $64,613                       $44,566
     -------------------------------------------------------------------------------------------------------------
     Source: U.S. Census Bureau, 1990
     =============================================================================================================

  The average household and family size is greatest in Pasco. Kennewick has the highest percentage of housing stock built during the past two decades and has lead in the number of home building permits issued in recent years. The general consensus is that Kennewick, Richland and West Richland are better prepared in terms of existing infrastructures when compared to Pasco.

  The city of Richland is the most affluent of the Tri-Cities, with average household incomes of $41,543 in 1990. The median family income for the Tri-Cities is currently approximately $37,495.

Area Description                                                              15

Economic and Employment Base
----------------------------

  The Tri-Cities is home to the Hanford Reservation, historically one of the nation's largest nuclear material production facility operational from World War II through the 1980's. Hanford now houses major research facilities, radioactive and hazardous waste clean-up programs and Washington State's only operating nuclear power reactor. The primary employers in the region include the Department of Energy (DOE) and its subcontractors: Westinghouse Hanford Company; Battelle Northwest; Kaiser Engineers; and the Hanford Environmental Health Foundation. Other employers associated with Hanford Nuclear Reservation are the Washington Public Power Supply System (WPPSS), and Siemens Nuclear Power. Despite the downsizing of more than 5,000 employees, Hanford is still responsible for 15,000 family wage jobs. The Hanford clean up is estimated between $50 and $70 billion and will continue over a 30 to 40 year period. The United States Department of Energy has committed $1.6 billion of its annual clean-up budget of $5 billion to the Hanford clean up.

  Benton-Franklin and its resource communities serve as a crossroads; leading Washington state in agriculture, food processing, natural resources development, environmental technologies and outdoor recreation tourism. Some of the agricultural products include wheat, apples, pears, grapes, wine, potatoes, corn, seeds, cottonwood and feed grain. With an abundance of approximately a million acres of irrigated land, another million acres in reserve, producing more than 200 varieties of fruits, berries, vegetables and grains, the Tri-Cities area is ideally suited for food processing.

  Benton County's labor force is high in managerial and professional specialty occupations. Approximately 2.3 percent of the state's work force has 8 percent of the state's natural scientist and 5.4 percent of its engineers. Franklin County's work force shows a high concentration of farming, fishing, operators, and fabricators due to its agricultural heritage. The current unemployment rate for Benton and Franklin counties is approximately 7.5%.

Transportation
--------------

  Interstate 82 provides access to Yakima, Ellensburg and Interstate 90 to the north. Interstate 182 provides regional access between Richland and Pasco. U.S. 395, the major north/south highway connecting Pasco and Kennewick, provides access to Spokane further to the north, while State Road 240 connects Richland and Kennewick. A major railroad yard is located in Pasco, which provides passenger and freight rail service to the region, as well as the nation. Barge service along the Columbia and Snake rivers is also available at the Ports of Pasco, Kennewick Richland and Benton. Commercial air service is provided at the Tri-Cities Airport located in north Pasco. Richland and Kennewick also have municipal airports.

Area Description                                                              16

Summary
-------

     The Tri-Cities area continues to grow after economic decline in the 1980's. The economy continues to be dependent upon the Hanford Reservation. Despite the downsizing of more than 5,000 employees, Hanford is still responsible for 15,000 family wage jobs. The Hanford clean up is estimated between $50 and $70 billion and will continue over a 30 to 40 year period. The economy is also heavily dependent upon the agricultural and the food processing industries. The general long-term outlook for Richland and the Tri-Cities economy appears to be good, with most of the basic economic factors indicating stable growth patterns. The total civilian labor force has steadily increased over the years.

                           [AREA MAP APPEARS HERE]

NEIGHBORHOOD DESCRIPTION
------------------------

     A neighborhood is defined as a portion of a larger community, or an entire community, containing a homogeneous group of inhabitants, buildings, or business enterprises.

Location
--------

     The subject property is located north of Kennedy Road and Interstate 182. The neighborhood is generally bounded by the Interstate 182 to the south, Interstate 82 to the west, the Columbia River to the east and Van Giesen Street to the north. The subject property is located in the south central portion of the neighborhood.

Land Use
--------

     The neighborhood is approximately 30% built-up, with land uses in the immediate vicinity predominantly residential. There are residential subdivisions including "The Hills West" located to the south across I-182, and "Riverpointe" apartments to the north of the Yakima River. Most of the homes nearby are priced in the low $100,000's. According to the chamber of commerce, the average price of a single-family home is $114,000. The city of Richland has a constructed a new ancillary building near the subject property north of Kennedy Road. There is a new convenience store located on the southwest corner of Kennedy Road and Queensgate Drive. In December 1999, the subject acquired approximately 7.62 acres of land from the City of Richland for expansion purposes.

Access
------

     Access to the subject property is via Skyline Drive and Queensgate Drive, which interchanges with Interstate 182 to the south and Kennedy Road to the northwest. Overall, access to the subject property is considered excellent. Interstate 182 provides access to the Richland central business district, or Kennewick via Columbia Drive. The excess land has frontage along east side of Duportail Street. Kennedy Road becomes Duportail Street north of Queensgate Drive. Currently Duportail Street dead-ends immediately north of City View Drive.

Housing
-------

     While the subject competes with all forms of housing to a certain degree, the closest competition is other manufactured housing communities. There are five manufactured housing communities located in the Richland and Kennewick area that are comparable to the subject. In addition, a new community called Bridgewater Estates was opened in February. According to the developer, Santiago Properties, 51 sites are finished and 6 are rented. Ultimately, the community will have 192 spaces. The rent ranges from $300 to $330 per month per site. Our surveys of residents indicate that a sense of community is the primary reason that people choose to reside in a manufactured housing community. There is also a sense of security, as residents pay close

Neighborhood Description                                                      19


attention to comings and goings in the community. While the subject is not the least expensive form of housing in the neighborhood, it is also not the most expensive.

Summary and Conclusion
----------------------

     The subject property's location in regard to the local amenities in the form of shopping, recreational and activity centers is considered average. The infrastructure is in-place in the neighborhood. The Tri-Cities area is known for the large employment base supported by the Federal Government and private contractors at the Hanford Reservation to the north of Richland. General real estate values have been relatively stable over the last three to four year period, although construction has been continuing at a moderate pace, on properties purchased during that period.

     Future development in the neighborhood is expected to continue, due to the improving infrastructure and the proximity to Hanford. The subject property will benefit from its convenient location and lack of land zoned for new manufactured housing communities in Richland.

                       [NEIGHBORHOOD MAP APPEARS HERE]

MANUFACTURED HOUSING COMMUNITY MARKET OVERVIEW
----------------------------------------------

     The manufactured housing industry in the state of Washington has matured over the past twenty years, as a direct result of the advancements in manufactured housing construction techniques and the continued ability of producers and dealers to make manufactured housing a relatively inexpensive housing alternative. Over this period the industry has progressed from it's original "trailer park" image, to the "mobile home park" and, finally, to its present status as "a manufactured housing community." This most recent status is only appropriate, as most manufactured homes are typically moved only once during their economic lifetime; from the manufacturer or dealer's lot to the homesite.

     According to the 1997 U.S. Housing Market Map, Washington ranked 21/st/ among states in the number of homes shipped in 1997. As shown on the following table, manufactured home shipments in Washington peaked in 1995, but shipments started to increase again in 1997. Several communities have imposed restrictions on new manufactured housing development.

                                 Manufactured
                                Home Shipments

                        ==============================
                          Year             Shipments
                        ------------------------------
                          1995               7,332
                        ------------------------------
                          1996               6,257
                        ------------------------------
                          1997               6,419
                        ==============================
              Source: Washington Manufactured Housing Association

     There is a wide range of rental rates in the marketplace. Generally speaking, lot rent ranges between $230.00 per month to $313.00 per month. Rates varied within some of the communities as lots on a corner, lots for multi-section homes and larger lots leased for higher than standard amounts. Typically, no services other than irrigation are included in the rental rate.

     The subject base rental rate increased from $236.00 to $245.00 per site per month on April 1, 2000. The subject rents are within the range found in nearby communities. No services are included in the subject rent other than irrigation. Residents reimburse the landlord for water, sewer, and trash pick-up.

Manufactured Housing Community Market Overview                                22

     Because occupancies are currently strong, there were no incentives offered for the move-in of homes into a community. In the past, some communities offered a free month of rent or would pay some of the setup costs. It is unlikely that these amounts would cover the cost of moving a home and hooking it up, so once a community is full it will have a greater tendency to maintain its occupancy. As shipments continue to increase and existing vacancy is absorbed, the market should tighten and permit rent increases.

     The subject is a 226-space, fully developed, all age manufactured housing community. The communities that are most competitive with the subject have been detailed on the following pages. These five communities are fully developed and are currently between 89.4% and 100% occupied. The physical occupancy at the subject is currently 96.5%.

Summary
-------

     The manufactured housing market is sophisticated in the state of Washington. Shipments have increased over the last three years. Manufactured housing provides a lower cost-housing alternative to site built homes and a sense of community to residents. No new competition is planned and increasing rents and occupancies should occur as the local and national economy improves.

Rent Comparable Number 1                                                      23

Alyson Manor Mobile Home Park
2021 Stevens Drive
Richland, Benton County, Washington

                             [PHOTO APPEARS HERE]


Location:                     East Side of Stevens Drive, North of SR 240
                              Interchange

Number of Spaces:             126

Property Description:         All age manufactured housing community built in
                              1970's.

Monthly Rental Rates:         $275.00 to $277.00

Occupancy:                    92.9% (117 of 126)

Services Included in Rates:   Water and Irrigation

Amenities:                    Clubhouse, swimming pool, and RV storage.

Verification/Date:            Community Manager in May 2000.

Comments:                     This community is in good condition and
                              approximately three miles north of the subject.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
--------------------------------------------------------------------------------
Similar    Similar   Similar      Similar     Similar     Similar        Similar
================================================================================

Rent Comparable Number 2                                                      24

Desert View MHP
700 W. Van Giesen
Richland, Benton County, Washington

                             [PHOTO APPEARS HERE]

Location:                     South Side of Van Giesen Road, West of the Yakima
                              River

Number of Spaces:             435

Property Description:         All age manufactured housing community built in
                              1980's.

Monthly Rental Rates:         $230.00 to $240.00

Occupancy:                    89.4% (389 of 435)

Services Included in Rates:   Water, sewer, irrigation and trash collection

Amenities:                    Clubhouse, playground, swimming pool and RV
                              storage.

Verification/Date:            Community Manager in May 2000.

Comments:                     The property is in good condition and is located
                              in a more rural setting of West Richland.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
--------------------------------------------------------------------------------
Similar    Similar   Similar      Similar     Similar     Similar        Similar
================================================================================

Rent Comparable Number 3                                                      25

Richland Mobile Park
40 Compton Lane
Richland, Benton County, Washington

                             [PHOTO APPEARS HERE]


Location:                     North side of Compton Lane, East of Stevens Drive

Number of Spaces:             310

Property Description:         All age manufactured housing community built in
                              1970's.

Monthly Rental Rates:         $273.00 to $313.00

Occupancy:                    97.8% (306 of 313)

Services Included in Rates:   Water and irrigation.

Amenities:                    Clubhouse, pool, playground and RV storage.

Verification/Date:            Community Manager in May 2000.

Comments:                     The park is in good condition. The last rent
                              increase was February 1999.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
--------------------------------------------------------------------------------
Similar    Similar   Similar      Similar     Similar     Similar        Similar
================================================================================

Rent Comparable Number 4                                                      26

Cherry Hills Mobile Home Park
2917 West 19/th/ Avenue
Kennewick, Franklin County, Washington

                             [PHOTO APPEARS HERE]


Location:                     South side of 19/th/ Avenue, 1/4 mile east of U.S.
                              Highway 395.

Number of Spaces:             166

Property Description:         All age manufactured housing community.

Monthly Rental Rates:         $276.00

Occupancy:                    100%

Services Included in Rates:   Irrigation

Amenities:                    Clubhouse, playground, pool and RV storage.

Verification/Date:            Community Manager in May 2000.

Comments:                     The park has a good location near industrial area
                              of Kennewick. The community is well maintained and full.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
--------------------------------------------------------------------------------
Similar    Similar   Similar      Similar     Similar     Similar        Similar
================================================================================

Rent Comparable Number 5                                                      27

Sun Meadows MHP
3324 West 19/th/ Avenue
Kennewick, Benton County, Washington

                             [PHOTO APPEARS HERE]


Location:                     North Side of West 19/th/ Avenue, West of U.S.
                              Highway 395

Number of Spaces:             200

Property Description:         All age manufactured housing community.

Monthly Rental Rates:         $250.00 to $300.00

Occupancy:                    99.0% (198 of 200)

Services Included in Rates:   Water, sewer, irrigation and trash collection

Amenities:                    Clubhouse, playground, swimming pool, tennis,
                              carports, and RV storage.

Verification/Date:            Community Manager on April 29, 1999.

Comments:                     The average rent including services is $270. The
                              property is located between commercial development on U.S. 395 and a residential neighborhood west along 19/th/ Avenue.

================================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality   Overall
--------------------------------------------------------------------------------
Similar    Similar   Similar      Similar     Similar     Similar        Similar
================================================================================

                            RENT COMPARABLE SUMMARY

=================================================================================================================================
  No.          Name/Location                        Occ./Ttl Spaces       Monthly            Services           Amenities
                                                     Pct. Occupied      Rental Rates     Included In Rent
---------------------------------------------------------------------------------------------------------------------------------
  1     Alyson Manor Mobile Home Park                     117/126     $275.00 to     Water and Irrigation    Clubhouse, pool,
        2021 Stevens Drive                                 92.9%        $277.00                              playground and RV
        Richland, Benton County, Washington                                                                  storage
---------------------------------------------------------------------------------------------------------------------------------

  2     Desert View                                       389/435     $230.00 to     Water, sewer,           Clubhouse, 2 pools,
        700 W. Van Giesen                                  89.4%       $240.00       irrigation and          playground and RV
        West Richland, Benton County, Washington                                     trash collection        storage
---------------------------------------------------------------------------------------------------------------------------------

  3     Richland Mobile Park Park                         306/310     $273.00 to    Water and Irrigation     Clubhouse, pool,
        40 Compton Lane                                    97.8%       $313.00                               playground and RV
        Richland, Benton County, Washington                                                                  storage
---------------------------------------------------------------------------------------------------------------------------------

  4     Cherry Hills Mobile Home Park                     166/166     $276.00       Irrigation               Clubhouse, pool,
        2917 West 19/th/ Avenue                             100%                                             playground and RV
        Kennewick, Franklin County, Washington                                                               storage
---------------------------------------------------------------------------------------------------------------------------------

  5     Sun Meadows Manufactured Housing Community        198/200     $250.00 to    Water, sewer,           Clubhouse, pool,
        3324 West 19/th/ Avenue                            99.5%       $300.00      irrigation and          playground and RV
        Kennewick, Franklin County, Washington                                      trash collection        storage
---------------------------------------------------------------------------------------------------------------------------------

 Subj.  The Hills Mobile Home Park                        218/226     $245.00       Irrigation              Clubhouse, pool,
        105 Skyline Drive                                  96.5%                                            playground and RV
        Richland, Benton County, Washington                                                                 storage


=================================================================================================================================

                  [RENT COMPARABLE LOCATION MAP APPEARS HERE]

LAND AND SITE IMPROVEMENTS
--------------------------

     The subject site is an irregular shaped parcel of land located on the north side of Skyline Drive and east of Queensgate Drive. The improved parcel contains approximately 54.85 acres of gross area according to the tax records of Benton County. The excess land is approximately 7.62 and is identified as Plat of City View Phase 1, Block 3, Lot 1. Including the excess land, the total gross area for the subject property is 62.47 acres. A survey was not available as of the date of this report.

     The parcel is at the existing street grades and drainage appears adequate. There were no adverse soil or subsoil conditions observed during the physical inspection of the site. Utilities connected and in service, on the date of the inspection, include

     Utility services connected and in service on the date of valuation include the following:

       Sanitary Sewer:     City of Richland
       --------------

       Storm Sewer:        City of Richland
       -----------

       Water:              City of Richland
       -----

       Telephone:          U.S. West
       ---------

       Electric:           Benton Rural Electric
       --------

       Gas:                None
       ---

       Cable Television:   Falcon
       ----------------

       Trash Collection:   City of Richland
       ----------------

       Ingress to and egress from the subject community is via Skyline Drive. Access is rated good. Roadways that are laid-out to maximize the natural features of the terrain access the individual lots in the community. Roadway improvements include:

       Street-bed:         Skyline Drive and Kennedy Road are asphalt paved,
       ----------          two-lane and four-lane thoroughfares, respectively.

                           The streets in the community are asphalt-paved roadways and are 30-foot wide right-of-ways.

       Curb:               Skyline Drive has valley gutters, but no curbs.
       ----                Kennedy Road has concrete curbs. The subject has
                           concrete curbs.

Land and Site Improvements                                                    31

     Sidewalk:       There are no sidewalks along Skyline Drive or Kennedy Road,
     --------        but there are concrete sidewalks in the community.

     Streetlights:   Skyline Drive and Kennedy Road have overhead streetlights
     ------------    in this vicinity. There are pole-mounted lights throughout the community.

     Landscaping:    Grass and other planted areas are found throughout
     -----------     the site.  Some lots have trees.


     Arrangements between the subject ownership and municipal and/or public utility authorities for the connection of telephone and electricity are presumed to exist, although neither a plan specifically identifying the location of all underground lines nor contracts providing for their installation were provided to us.

Encumbrances
------------

     Our review of the deed and county property records did not reveal any adverse or potentially adverse interests that would affect the utility of the subject property. Specifically, there are no recorded or otherwise known liens, defects in title or adverse easements. Additionally, there are no rent controls in effect in the city of Richland.

Easements
---------

     Standard utility easements for electricity and telephone are assumed to exist. No other easements were identified to us. However, there is a power line easement traversing the southern section of the subject site in an east/west direction. Development is prohibited below the easement.

Encroachments
-------------

     There were no obvious encroachments observed during the inspection of the subject and neighboring properties.

Environmental
-------------

     There were no obvious areas of contamination on or about the subject site. We are not qualified in environmental hazards and recommend an audit be performed.

Functional Utility
------------------

     The subject parcel, which is irregular in shape and contains approximately
62.47 acres, is large enough to accommodate building improvements and roadways as well recreational amenities and green areas. The site is considered functional for various residential development

Land and Site Improvements                                                    32

scenarios. The current development as a 226-space manufactured housing community with an overall density of approximately 3.78 spaces per acre, is low for modern standards; however, an additional 54 lots are planned for the recently purchased
7.62 acre tract located on the east side of Duportail Street. With 4.48 units per acre, the site is considered functional for use as a manufactured housing community.

Land and Site Improvements                                                    33

                           [SITE PLAN APPEARS HERE]

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 226 manufactured housing community pads. Approximately 1/2 of the lots are doublewide. The amenities consist of a one and a half-story clubhouse containing approximately 7,500 square feet. The upstairs loft area is utilized as a billiards room. There is a solar heated swimming pool with adjacent children's pool located behind the clubhouse building. There is a RV storage area located near the entrance of the community on Skyline Drive.

     The community streets are asphalt paved and between 25 and 30 feet wide. The streets were observed to be in good condition.

Age and Condition
-----------------

     The subject community and site improvements were originally built in 1977. The community is approximately 23 years old. The asphalt streets are showing signs of deferred maintenance, however, overall maintenance levels in the community are rated good.

Improvement Description                                                       35

                          [SITE LAYOUT APPEARS HERE]

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject property, as recorded in the Official Records of Benton County, Washington is in the name of Windsor Park Properties 7, a California Limited Partnership. According to the property owner, the subject is not currently listed for sale or the subject of a pending contract.

OCCUPANCY
---------

     A fully developed 226-space manufactured housing community currently occupies the subject property. There are currently eight vacancies and two spaces occupied by employees. Based upon the above, the physical occupancy rate is 96.5% and the economic occupancy is 95.6%. We have incorporated no income attributable to the sale of homes in our analysis.

     The base rent was generally increased from $236.00 to $245.00 per site per month on April 1, 2000. However, according to the most recent rent roll furnished by property management, there are ten lots with base rents still at $224.00 per month and 20 lots at $236.00 per month. Management indicated the base rent would be $245.00 for all the lots within the next couple of month. The community is reimbursed for water, sewer and trash pick-up. Prior to the $9.00 increase in April 2000, the last rent increases occurred in March 1999 and was $12.00 per month.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The subject property is located in the City of Richland and is zoned "R-3" Multiple-Family Residential Use District Special Use Permit to operate according to the zoning ordinance. The use as a manufactured housing community is permitted as a special use in this district. The property was in existence prior to the adoption of the current regulations.

     The excess land was recently rezoned to "R-3". Prior to the acquisition in December 1999, the zoning was limited business.

Flood Hazard
------------

     The City of Richardson is a participant in the Federal Emergency Management Agency (FEMA) flood map system; however, the City of Richland has not updated their (FEMA) map system. According to Benton County Flood Map Community Number 530237 Panel 0470B, dated July 19, 1982, the property is not located in a FEMA designated flood zone, but without an updated survey and flood map it was not possible to make an accurate determination.

Environmental
-------------

     We observed no obvious areas of contamination on or about the site, but recommend an environmental audit be performed.

ASSESSMENT AND TAXES
--------------------

     The subject property is identified in the Benton County records as Parcel numbers 1-1598-300-0002-000, 1229-820-20001-003, 1229-820-20001-002 and 1169-
840-20003-001.  According to records at the Assessor's office, the current
(2000) assessed value of these parcels totals $4,781,600. The current assessment increased approximately 115% from last year's assessment of $2,172,500. The 1999 assessment had been increased 114% from the 1995 assessment, however, approximately 70 new pads were added in 1993 and the prior assessment had been in 1990. The total tax liability for 2000 is $67,056. Including the newly acquired parcel, the assessed value per space for the subject is currently $21,158 per space. According to the Tax Collector's Office, all taxes are current.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Washington, properties are assessed at 100% of the market. Tax bills are issued in arrears, but taxes are paid biannually. For instance, the first 1/2 of the 2000 taxes were payable in May 2000 with the second installment payable in November. A 1% per month penalty is assessed for each month late with a 3% penalty June 1/st/ and 8% December 1/st/. The first payment for the subject property was credited May 1/st/ totaling $33,233.89. The most recently purchased parcel was granted a grace period and the 1/st/ installment of $761.92 is currently due. Properties are reassessed annually and equitability of assessments is a basis for appeal.

     Historically, the tax rates have slightly varied since 1997. The table below illustrates the tax liability for the subject property since 1997.


                  ===========================================
                    Year                          Total Taxes
                  -------------------------------------------
                    2000                          $65,254.50
                  -------------------------------------------
                    1999                          $30,589.40
                  -------------------------------------------
                    1998                          $31,971.49
                  -------------------------------------------
                    1997                          $30,414.90
                  ===========================================

     Historically the taxes have varied, and we would expect some increase in future years as the demand for governmental service increases. The Benton County Assessor increased the assessments substantially for most of the manufactured housing communities within the county. The increased assessment is based upon the 1998 sales of several communities. We have included three of these communities within our Sales Comparison analysis. The current assessment for these communities ranges from $19,517 to $21,517 per site. We have forecast stabilized taxes at $67,056 reflective of the 2000 amount.

     In comparison to our market value opinion contained herein, the subject's assessed value appears high. It is our opinion that the subject property is over assessed.

MARKETABILITY AND EXPOSURE PERIOD
---------------------------------

     The subject property, as discussed in the Neighborhood Analysis, and Manufactured Housing Community Market Overview sections of this report is competitive and marketable with other properties in the marketplace.

     There are typically four classes of purchasers attracted to this type of development. The first are the tenants/residents of the community, purchasing on a cooperative or condominium basis to reduce rental rates. The second class of purchaser would be the single owner/operator who purchases a community as an income and investment vehicle. Third would be the "traditional" manufactured housing community owner/developer who views the community as a safe, long-term investment. Finally, there is the institutional investor or syndicate (REIT), which owns several large manufactured housing communities on a statewide/nationwide basis.

     Due to the stability of manufactured housing community investments, the REIT investors have been a major player in the marketplace. In 1994, REIT investors bid down capitalization rates for new, large communities. However, after the initial splash, REIT investments slackened as property owners placed premium prices on their properties. With the recent rise in stock prices, the REIT's have re-entered the marketplace. There are also numerous national groups acquiring properties aggressively. These groups plan to convert to REIT's at some point in the future. Resident groups have also increased demand for manufactured housing community investments. According to our banking sources, resident groups are able to borrow money at debt coverage ratios as low as 1.0 to 1. The banks view resident group loans as good quality with minimum risk. Typical payback periods range between five and eight years. Due to its small size the subject property would most likely appeal to all types of investors except the institutional investors.

     Discussions with large institutional manufactured housing community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured housing communities should "be under contract" within a six to eight month period in today's market. However, our research has also revealed that very few communities are "listed" for sale and that for the most part brokers solicit owners for buyers.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.50% to 9.50% overall capitalization rate requirement for senior communities. All age communities typically reflect higher capitalization rates due to a less stable occupancy base. Pricing is established by processing gross income, reduced by a 2% to 3% vacancy and credit loss factor with expenses of 35% of effective gross income. An additional capital charge of 3% to 5%, based on overall condition, is deducted to arrive at a net operating income (NOI). This criteria is generally the most restrictive pricing, as other

Marketability and Exposure Period                                             40

investors will tend to accept lower expense ratios (30%), no capital charges and a lower overall rate.

     Interest rates are low and financial institutions are again willing to lend money for existing real estate projects with good occupancies. The presence of life insurance companies and conduit programs have made the financing of manufactured housing communities a very competitive business. The insurance companies and conduit programs will lend on a non-recourse basis, with terms ranging from 10 to 20 years.

     On the basis of the preceding analysis, in our opinion, the exposure period for the subject would be within the range indicated by the industry participants, and we estimate an exposure period of six months.

                                VALUATION SECTION

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as:

          "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value."/2/

     The highest and best use of a specific parcel of land does not depend on subjective analysis by the property owner, the developer, or the appraiser; rather, the competitive forces within the market where the property is located shape highest and best use. Therefore, the analysis and interpretation of highest and best use is an economic study of market forces focused on the subject property.

     Market forces also shape market value. The general data that is collected and analyzed to estimate property value is also used to formulate an opinion of the property's highest and best use as of the effective date of the appraisal. In all valuation assignments, value estimates are based on use. The highest and best use of a property to be appraised provides the foundation for a thorough investigation of the competitive positions of buyers and sellers in the marketplace. Consequently, highest and best use can be described as the foundation on which market value rests. Without interaction in the marketplace, highest and best use would not exist and market value estimations would be impossible.

     When potential buyers contemplate purchasing real estate for personal use or occupancy, their principal motivations are perceived benefits of enhanced enjoyment, prestige, and privacy. Purchasers of investment property are frequently motivated by the promise of net income or capital accumulation and certain tax advantages. These investors are more directly concerned with feasibility, an indication that a project has a reasonable likelihood of satisfying their specific objectives. These objectives may include assured occupancy, establishing operating costs at a reasonable and acceptable level, and potential property appreciation.

_______________________
/2/ The Appraisal Institute, The Appraisal of Real Estate, 10th Edition Chicago:
                                 -------------------------
The Appraisal Institute, 1992, page 275.

Highest and Best Use                                                          43

     Analysis of the highest and best use of: 1) the land as though vacant, and
2) the property as improved, is essential in the valuation process. Through highest and best use analysis, we attempt to interpret the market forces that influence the subject property and identify the use on which the final value estimate will be based. This determination is based on the analysis and interpretation of prevailing market conditions, the trends affecting the buyers and sellers in the marketplace, and the existing use of the subject property.

     Analyzing the highest and best use of the land as though vacant serves two functions. First, it helps identify comparable properties that should have highest and best uses of the land as though vacant, similar to that of the subject property. The second reason is to identify the use that would produce maximum income to the land after property income is allocated to the improvements. In the Cost Approach and some income capitalization techniques, a separate value estimate of the land is required. Estimating the land's highest and best use as though vacant becomes the necessary part of deriving a land value estimate.

     There are also reasons to analyze the highest and best use of the property as improved. The first is to help identify comparable properties that should have the same or similar highest and best uses as the improved subject property. The second is to decide whether the improvements should be demolished, renovated or retained in their present condition. They should be retained as long as they have some marketable value and the return from the property exceeds the return that would be realized by a new use, after deducting the costs of demolishing the old building and constructing a new one. Identification of the existing property's most profitable use is crucial to this determination.

     The highest and best use of both the land as though vacant and the property as improved must meet four criteria. The highest and best use must be:

     1.   Legally Permissible
     2.   Physically Possible
     3.   Financially Feasible
     4.   Maximally Productive

     These criteria are usually considered sequentially; a use may be financially feasible, but this is irrelevant if it is physically impossible or legally prohibited. Only when there is a reasonable possibility that one of the prior, unacceptable conditions can be changed is it appropriate to proceed with the analysis. If, for example, current zoning does not permit a potential highest and best use, but there is a possibility that the zoning can be changed, the proposed use can be considered on that basis.

Highest and Best Use                                                          44

Legally Permissible
-------------------

     The use must be legal. The use must be probable, not speculative or conjectural. There must be a profitable demand for such a use and it must return to the land the highest net return for the longest period of time.

     Legal restrictions, as they apply to the subject property, are of two types, i.e., private restrictions (deed restrictions, easements, etc.) and public restrictions (zoning, building codes, environmental regulations and historic district controls, etc.). These latter restrictions must be investigated, to the best of our ability, because they may preclude many potential highest and best uses. No information regarding private restrictions affecting the subject was uncovered in our research or provided by the client. It is assumed that only common restriction, i.e., utility easements, etc. are in-place, which would not be of any significant consequence to the development of the site.

     If the highest and best use of the site or property is not allowed under current zoning, but there is a reasonable probability that a change in zoning could be obtained due to shifting economic and social patterns, these conditions can be considered determining highest and best use. However, we must fully disclose all pertinent factors relating to a possible zoning change, including that the change will not be granted. We must also be sensitive to potential public reaction to proposed development projects since adverse reactions from local residents and the general public have stopped many real estate developments. The existing and/or projected use should be harmonious with the nature and condition of existing neighborhood development.

     The subject is located in an area that is not zoned. The current use of the subject meets the legally permissible criteria of this analysis. In order to develop the 7.62 acres of land located along the east side of Duportail Street, a City of Richland Development Permit permit will be required.

Physically Possible
-------------------

     The second constraint imposed on the possible use of the property is that dictated by the physical aspects of the site itself. Size, shape and terrain of the parcel of land affect the uses to which it can be developed. The utility of the parcel may depend on its frontage and depth. Also considered are the capacity and availability of public utilities. When a site's topography or subsoil conditions make development restrictive or costly, its potential use is adversely affected. In general, the larger the site, the greater the potential is for achieving economies of scale or flexibility in development.

     The highest and best use of a property as improved also depends on physical considerations such as size, design and condition. The condition of the property and its ability to continue in its current use may be relevant. If the property should be converted to another use,

Highest and Best Use                                                          45

the cost of conversion must be analyzed in light of the returns to be generated by the new use. Obviously, the costs of conversion depend on the property's existing physical condition.

     Including the 7.62 acres recently acquired, the subject site is irregular in shape and contains a total area of approximately 62.47 acres. The site is generally level and has access from Skyline Drive. The lack of major thoroughfare frontage would preclude most types of commercial development. The size and shape of the site does not restrict maximum flexibility and development, and the subject's existing development of 226 lots on 54.85 acres has made an adequate use of the site as indicated by its current density of approximately 4.12 spaces per acre. However, management has proposed the development of 54 additional spaces on the 7.62 acres of excess land located on Duportail Street. Taking the new development into consideration increases the density to 4.48 spaces per acre, which is adequate for modern standards. Although the excess land is irregularly shaped, it will have visibility and access from Duportail Street.

Financially Feasible
--------------------

     After determining which uses are physically possible and legally permissible, we have eliminated many uses from consideration. Then the uses that meet the first two criteria are analyzed further to determine which are likely to produce an income, or return, equal to or greater than the amount needed to satisfy operating expenses, financial obligations and capital amortization. All uses that are expected to produce a positive return are regarded as financially feasible.

     To determine financial feasibility, we then estimate the future gross income that can be expected from each logical highest and best use. Vacancy and collection losses and operating expenses are then subtracted from each gross income to obtain the likely net operating income (NOI) from each use. A rate of return on the invested capital can then be calculated for each use. If the net revenue capable of being generated is enough to satisfy the required rate of return on investment and provide a return on the land, the use is financially feasible within some price limit.

Maximally Productive
--------------------

     Of the financially feasible uses, the use that produces the highest price, or value, consistent with the rate of return warranted by the market for that use is the highest and best use. To determine the highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into their respective values. This procedure is appropriate if all competing uses have similar risk characteristics. If not, differing rates of return would be required. The use that produces the highest value is the highest and best use.

     To test the highest and best use of land as though vacant or a property as improved, an appraiser analyzes all logical, feasible alternatives. The market usually limits the number of

Highest and Best Use                                                        46

property uses to a few logical choices. Each alternative use must first meet the tests of physical possibility and legal permissibility. The uses that meet the first two tests are then analyzed to ascertain how many financially feasible alternatives must be considered.

     An appraiser must exercise caution in performing market analysis to support an estimate of highest and best use. Although a given site may be particularly well suited for a specific use, there may be a number of other sites that are also well suited, and some may be better suited. Therefore, the appraiser must test the highest and best conclusion to ensure that existing and potential competition from other sites has been fully recognized.

Highest and Best Use - Vacant Land
----------------------------------

     In determining the highest and best use of the site as vacant, the most restrictive constraint is the legal use of the site. In the Zoning section of this appraisal, it was noted that manufactured housing community development of the property is "R-3" Multiple-Family Residential, which is a legal, specific use of the site. The subject is located within the City of Richland and would only require site plan approval.

     We have also noted that there are a number of competitive manufactured housing communities in the subject's neighborhood. Due to the non-availability of space for immediate manufactured housing community development fees and a lack of financing for speculative projects, it is unlikely that there will be an abundance of speculative manufactured housing community development in the foreseeable future.

     Current trends in the manufactured housing sales would facilitate the development of a manufactured housing community. In our opinion, the highest and best use of the site, as if vacant and available for development, would be to hold the property for future sale as the market trends might predicate, or develop the land for low-to-moderate priced housing, including manufactured housing.

Highest and Best Use - As Improved
----------------------------------

     The site is currently improved with a 226-space all age manufactured housing community. The use of the site is a legal non-conforming use under the current zoning code. The subject property has been in existence as a manufactured housing community since 1977.

     The improvements are well situated on the site. The site has access to Queensgate Drive and Interstate 82 via Skyline Drive. The amenities for this size and type of improvement are equal to or better than the competitors. The use of the site is physically possible. Some demand for manufactured housing in this area is evident, as the subject is fully developed and has a high level of occupancy. As evidenced in the Income Capitalization Approach, the property is capable of providing an acceptable return to an owner, demonstrating the financial feasibility of the subject property.

Highest and Best Use                                                          47

     The property, as currently improved, is physically possible, legally permissible, financially feasible and maximally productive. Therefore, in our opinion, the highest and best use of the property as improved is its current uses as a 226-space all age manufactured housing community. The highest and best use of the excess 7.62 acres of land would appear to be for expansion of the community provided the site is zoned for manufactured housing.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject property, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Direct Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

    In the analysis of a stabilized manufactured housing community, investors are primarily concerned with cash flow to service any debt and the equity positions. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of homes by offering low space rental rates, an investor would not be willing to compensate a seller for any more than the income to be received. The subject property is a fully developed community, with no expansion possibilities; therefore, a potential investor would be primarily interested in the cash flow and equity return. Due to the subjectivity of depreciation estimates and the lack of comparable land sales, we have omitted the cost approach.

    A number of positive and negative factors were believed to affect the overall value of the subject property.

    On the positive side, the following were considered.

    1. The community is located near the Hanford Reservation and area amenities.

    2. The community has a high level of occupancy.

    Partially offsetting the positive influences are negative factors among which the following were considered the most pertinent:

    1. The subject taxes have increased approximately 229% since 1995.

    With the above factors in mind, the Income Capitalization and Sales Comparison Approaches will now be discussed in detail on the following pages.

INCOME CAPITALIZATION APPROACH
------------------------------

    As an introduction to the analysis of the subject it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

    From the standpoint of a seller, maximum price is of course an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

    The purchasers of investment realty naturally prefer to pay a minimum price subject to terms. Within the goal of price minimization purchasers seek:

    1. Cash flow relative to capital investment measured either on a pre-income tax or Use post-income tax basis.

    2.  Minimal capital investment to permit leverage.

    3.  Equity build-up through mortgage amortization.

    4.  Sheltered income through accumulation of book depreciation.

    5.  Capital accumulation through market appreciation.

    The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. Location, property size, tenant mix, age of the property, absence or presence of long term leases, assignability of existing debt, condition of the facility, level of occupancy, quality of management, and other related factors are among the criteria that affect the marketability of an income-producing property.

Income Capitalization Approach                                                50

    The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the property. The estimate of net operating income is derived through the process of estimating the total potential gross income (PGI), from lot rentals, less any vacancy and credit loss, added to the estimate of income from other sources, producing an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

    In our estimate of the stabilized net operating income, we have considered the subject's current rent and expense levels and historical trends, together with current rent and expense levels at manufactured housing communities similar to the subject. The subject's historical income and expenses for 1996, 1997, 1998 and 1999 have been presented, in the table on the following page. It should be noted that we have grouped a number of expense items for reporting purposes.

    Although the expenses do not appear unreasonable, we have also relied on market comparables. Current income and expense information on three comparable manufactured housing communities has also been presented in this section.

    The data on the tables has been arrayed to display the "percent of total income" and "dollar per space" figures, consistent with industry reporting practices. We have combined some of the owners expense categories for purposes of comparison.

    Our analysis of each component of income, vacancy and credit loss and expenses follows these tables, and has been summarized in the Reconstructed Operating Statement found on Page 57.

===============================================================================================================================

                                               The Hills Manufactured Housing Summary of Historical Operations

                                         Pct. of     $ Per                Pct. of      $ Per                Pct. of     $ Per
                                1996     Income      Space        1997    Income       Space       1998     Income      Space
-------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                         $512,399    84.81%   $2,267.25   $528,953    83.15%    $2,340.50   $564,350    81.58%   $2,497.12
Utility Income                  85,367    14.13%      377.73    100,159    15.74%    $  443.18    114,679    16.58%   $  507.43
Miscellaneous/Other              6,402     1.06%       28.33      7,067     1.11%    $   31.27     12,780     1.85%       56.55
                              -------------------------------------------------------------------------------------------------
Total Income                  $604,168   100.00%    2,673.31   $636,179   100.00%    $2,814.95   $691,809   100.00%   $3,061.10

Expenses:
Insurance                        8,192     1.36%       36.25      8,657     1.36%        38.31      3,213     0.46%       14.22
Office                          37,976     6.29%      168.04     31,778     5.00%       140.61     34,771     5.03%      153.85
Maintenance & Supplies          28,386     4.70%      125.60     21,776     3.42%        96.35     29,910     4.32%      132.35
Management Expense              29,835     4.94%      132.01     37,330     5.87%       165.18     34,592     5.00%      153.06
Wages & Benefits                59,983     9.93%      265.41     63,284     9.95%       280.02     68,699     9.93%      303.98
Property Taxes                  29,396     4.87%      130.07     31,177     4.90%       137.95     32,492     4.70%      143.77
Utilities                      110,727    18.33%      489.94    116,673    18.34%       516.25    125,630    18.16%      555.88
                              -------------------------------------------------------------------------------------------------
Total Expenses                $304,495    50.40%   $1,347.32   $310,675    48.83%    $1,374.67   $329,307    47.60%   $1,457.11

Net Operating Income          $299,673    49.60%   $1,325.99   $325,504    51.17%    $1,440.28   $362,502    52.40%   $1,603.99
===============================================================================================================================

============================================================

                                         Pct. of     $ Per
                               1999      Income      Space
------------------------------------------------------------
Income:

Rents                         $591,987    80.01%   $2,616.41
Utility Income                 136,750    18.48%   $  605.09
Miscellaneous/Other             11,152     1.51%       49.35
                              ------------------------------
Total Income                  $739,889   100.00%   $3,273.85

Expenses:
Insurance                        3,928     0.53%       17.38
Office                          38,332     5.18%      169.61
Maintenance & Supplies          23,491     3.17%      103.94
Management Expense              36,994     5.00%      163.69
Wages & Benefits                68,025     9.19%      301.00
Property Taxes                  31,967     4.32%      141.45
Utilities                      157,645    21.31%      697.54
                              ------------------------------
Total Expenses                $360,382    48.71%   $1,594.61

Net Operating Income          $379,507    51.29%   $1,679.23
============================================================

Income Capitalization Approach                                                52


Income Analysis
---------------

     The general practice in the local market is to charge a base lot rent on a monthly basis. As previously discussed in the Manufactured Housing Community Market Overview section of this report, base rental rates at the community is $245.00 per month; however, according to the most recent rent roll furnished by property management, there are ten lots with base rents still at $224.00 per month and 20 lots at $236.00 per month. Management indicated the base rent would be $245.00 for all the lots within the next couple of month. Prior to the $9.00 increase in April 2000, the last rent increases occurred in March 1999 and was $12.00 per month.

     The base lot rate generally includes no services. Base lot rents typically generate between 90% and 99% of the total income in a manufactured housing community. Based on the market range, we are of the opinion that the subject has a reasonable rent structure within market levels.

Potential Gross Income
----------------------

     As any potential purchaser would incorporate a one-year forecast of potential gross income at the existing rent levels, our analysis must, and has, also accounted for this. In our forecast of total rental income, we have projected 12 months at the current rent levels, based on the current rent roll. The total potential gross income from lot rentals is $664,440.

Vacancy and Credit Loss
-----------------------

     Vacancy and credit loss is typically a very small percentage in an established community, due primarily to the high cost of relocating homes. The current occupancy at the subject property is 96.5%. All age communities typically have a more transient occupancy than do senior communities. We have estimated stabilized vacancy and credit loss at 5.0% to account for both physical and economic vacancy, and credit loss.

     Total vacancy and credit loss has been estimated to be $33,222. The effective gross income from rentals is estimated to be $631,218.

Utility Income
--------------

     The City of Richland provides the community water. Each site is individually metered and billed by the management. The utility income ranged from $377.73 in 1996 to $605.09 per space in 1999. We have projected utility income at $550 per space or $124,300 annually.

Income Capitalization Approach                                                53

Other Income
------------

     Historically the subject has reported miscellaneous income, ranging from $28.20 per space in 1996 to $56.30 in 1998. This category includes late fees, bad check charges and other miscellaneous income items. The owner reported that the late fee charge has been recently increased and a strict policy by management is in force. We have averaged the other income reported in 1997, 1998 and 1999 to estimate miscellaneous income at $45.00 per space or $10,170 per year.

Effective Gross Income
----------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated income losses due to any tenant changes. Our estimate of the stabilized effective gross income of $765,688 is detailed below.

================================================================================

                   The Hills Manufactured Housing Community
                            Effective Gross Income

================================================================================

Gross Potential Rental Income:

                              Monthly                Monthly
   Spaces                      Rent                   Total          Annualized
--------------------------------------------------------------------------------
          226                 $245.00                55,370           664,440
--------------------------------------------------------------------------------

Less:
  Vacancy & Credit Loss                                        5.0%    (33,222)
                                                                      --------
Effective Gross Income                                                $631,218
 From Lot Rentals

Utility Income                                                        $124,300
Miscellaneous Income                                                    10,170
                                                                      --------
Effective Gross Income                                                $765,688

================================================================================

Income Capitalization Approach                                                54

Operating Expense Analysis
--------------------------

     The following discussion addresses each of the line item expenses for the property. We have presented 1996, 1997, 1998 and 1999 amounts, together with the comparable expense data, followed by our stabilized estimate of the expense.

     The comparable expense information has been obtained from a number of reliable sources and we have presented it in a summary form, on the following page, to maintain confidentiality. The expense comparables range in size from 130 to 251 spaces. These communities have operations similar to the subject, including connection to municipal or county utility systems.

===================================================================================================================================

                                                     Manufactured Housing Community Comparable Operations

                                       Pct. of      $ Per                  Pct. of      $ Per                  Pct. of      $ Per
Spaces                          195    Income       Space           130    Income       Space           251    Income       Space
-----------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                      $304,839     97.35%    $1,563.28    $341,763     99.44%    $2,628.95    $375,664     99.57%    $1,496.67
Miscellaneous/Other           8,301      2.65%        42.57       1,923      0.56%        14.79       1,619      0.43%         6.45
                           --------------------------------------------------------------------------------------------------------
Total Income               $313,141    100.00%    $1,605.85    $343,686    100.00%    $2,643.74    $377,283    100.00%    $1,503.12

Expenses:
Insurance                  $  6,733      2.15%    $   34.53    $  2,848      0.83%    $   21.91    $  7,366      1.95%    $   29.35
Office/Administration        17,845      5.70%        91.51       9,264      2.70%        71.26      29,468      7.81%       117.40
Maintenance & Repairs        33,198     10.60%       170.24      21,766      6.33%       167.43      37,153      9.85%       148.02
Management Expense            3,641      1.16%        18.67           0      0.00%         0.00       5,300      1.40%        21.12
Wages & Benefits             33,590     10.73%       172.26      40,235     11.71%       309.50      29,113      7.72%       115.99
Property Taxes               39,211     12.52%       201.08      23,005      6.69%       176.96      50,000     13.25%       199.20
Utilities                    16,996      5.43%        87.16      57,397     16.70%       441.52      24,181      6.41%        96.34
                           --------------------------------------------------------------------------------------------------------
Total Expenses             $151,215     48.29%    $  775.46    $154,515     44.96%    $1,188.58    $182,581     48.39%    $  727.42

Net Operating Income       $161,926     51.71%    $  830.39    $189,171     55.04%    $1,455.16    $194,702     51.61%    $  775.70
===================================================================================================================================

Income Capitalization Approach                                                56

Insurance
---------

     Insurance charges are typically property specific based on the location and the amenity package. Historically, these charges have varied annually, ranging from approximately $14.22 per space in 1998 to $38.31 per space in 1997. The comparable expense data indicated a range from $21.91 to $34.53 per space. We have placed emphasis on the historical amounts, supported by the comparables. We have used $18.00 per space in our estimate of this expense. This is equal to $4,068 annually and represents approximately 0.53% of the estimated effective gross income.

================================================================================================
             1996      1997      1998       1999        Comp       Comp       Comp    Stabilized
                                                         1           2         3       Estimate
------------------------------------------------------------------------------------------------
Total       $8,192    $8,657     $3,213     $3,928     $6,733     $2,848     $7,366    $4,068
------------------------------------------------------------------------------------------------
% EGI         1.36%     1.36%      0.46%      0.53%      2.15%      0.83%      1.95%     0.53%
------------------------------------------------------------------------------------------------
$/Space     $36.25    $38.31     $14.22     $17.38     $34.53     $21.91     $29.35    $18.00
================================================================================================


Office/Administration
---------------------

     This expense category is also project specific due to varying classifications of expense categories. We have attempted to include like items in this category for both the subject and the expense comparables. For the subject, this category includes office expense, supplies, licenses, dues, subscriptions, professional fees, postage, advertising and telephone. Historically, this expense has ranged from $139.99 per space in 1997 to $169.61 per space in 1999. The expense comparables indicated a range for this category from $71.26 to $117.40 per space. We have relied primarily on the historical data, with consideration of the comparables. We have estimated the administrative/office expense at $150.00 per space or $33,900 per year. This estimate is equal the equivalent of 4.43% of the effective gross income estimate.

================================================================================================
             1996      1997      1998       1999        Comp       Comp       Comp    Stabilized
                                                         1           2         3       Estimate
------------------------------------------------------------------------------------------------
Total       $37,976   $31,778    $34,771    $38,332    $17,845    $9,264     $29,468    $33,900
------------------------------------------------------------------------------------------------
% EGI          6.29%     5.00%      5.03%      5.18%      5.70%     2.70%       7.81%      4.43%
------------------------------------------------------------------------------------------------
$/Space     $167.30   $139.99    $153.85    $169.61    $ 91.51    $71.26     $117.40    $150.00
================================================================================================

Income Capitalization Approach                                                57

Maintenance and Supplies
------------------------

     These expenses are project specific based on the age and condition of the property. Many properties expense capital items rather than capitalizing them, which results in abnormal spikes in the expense amounts in certain years.

     Historically, maintenance and repair expenses have ranged from $96.35 per space in 1997 to $132.35 in 1998. We observed the community to be in good condition. However, as the community continues to age additional maintenance efforts will be necessary. The expense comparables indicate a wide range of expense in this category from $148.02 per space to $170.24 per space. Our stabilized estimate of this expense is $110.00 per space or $24,860 annually, based primarily on the historical data. This estimate is equal to approximately 3.25% percent of the estimated effective gross income.

================================================================================================
             1996      1997      1998       1999        Comp       Comp       Comp    Stabilized
                                                         1           2         3       Estimate
------------------------------------------------------------------------------------------------
Total       $28,386   $21,776    $29,910    $23,491    $33,198    $21,766    $37,153    $24,860
------------------------------------------------------------------------------------------------
% EGI          4.70%     3.42%      4.32%      3.17%     10.60%      6.33%      9.85%      3.25%
------------------------------------------------------------------------------------------------
 $/Space    $125.60   $ 96.35    $132.35    $103.94    $170.24    $167.43    $148.02    $110.00
================================================================================================

Management Fee
--------------

     Management fees have historically been approximately 5% of effective gross income. Management fees are charged at two of the expense comparables and were equal to 1.16% and 1.40%. The overall market range for management fees was found to range from approximately 3.0% to 5.0% of effective gross income.

     We have estimated a fee of 5.0% of effective gross income, considered adequate for the management of a property of this size, in this location. Applying this percentage to the effective gross income estimate produces an annual amount of $38,284 or $169.40 per space per year.

Income Capitalization Approach                                                58


Wages and Benefits
------------------

     This expense includes all of the costs associated with the on-site staff. These costs including payroll, payroll and unemployment taxes and any health insurance benefit package. At the subject, the expenses attributed to on-site management and maintenance range from $265.41 per space for 1996 to $303.98 per space in 1998. The on-site manager receives free rent as part of the compensation package.

     The expense comparables indicate a wide range of expense in this category from $115.99 per space to $309.50 per space. Our estimate of this expense has been based primarily on the historical data. Our estimate of $300.00 per space, is equal to $67,800 annually or 8.85% of the estimated effective gross income.

================================================================================================
             1996      1997      1998       1999        Comp       Comp       Comp    Stabilized
                                                         1           2         3       Estimate
------------------------------------------------------------------------------------------------
Total       $59,983   $63,284    $68,699    $68,025    $33,590    $40,235    $29,113    $67,800
------------------------------------------------------------------------------------------------
% EGI          9.93%     9.95%      9.93%      9.19%     10.73%     11.71%      7.72%      8.85%
------------------------------------------------------------------------------------------------
$/Space     $265.41   $280.02    $303.98    $301.00    $172.26    $309.50    $115.99    $300.00
================================================================================================

Property Taxes
--------------

     This category of expense represents the annual real estate tax liability of the property. This category is project specific due to location and taxing authority. We have not used the expense comparables for the estimate this expense.

     In our analysis we have relied on the analysis as presented and discussed in the Assessment and Taxes section of this report. Our analysis indicated a 2000 tax liability of $67,056. This estimate is equal to $296.71 per space or 8.76% of the effective gross income estimate.

Income Capitalization Approach                                                59

Utilities
---------

     This category of expense is also project specific, due to the number and type of services that are included in the rent. In this case, this line item includes the costs of providing water and trash pick-up for the homesites and water, sewer, electric and trash collection for the common areas of the community. Only one of the expense comparables provides utilities in the base rent. Typically, utilities are passed through to the tenant. The comparables, as shown below, indicate a wide range from $87.16 to $441.52 per space. We have estimated the utility expense at $700.00 per space or $158,200 annually. This is equivalent to 20.66% of the effective gross income estimate.

================================================================================================
             1996      1997      1998       1999        Comp       Comp       Comp    Stabilized
                                                         1           2         3       Estimate
------------------------------------------------------------------------------------------------
Total       $110,727  $116,673   $125,630   $157,645   $16,996    $57,397    $24,181   $158,200
------------------------------------------------------------------------------------------------
% EGI          18.33%    18.34%     18.34%     21.31%     5.43%     16.70%      6.41%     20.66%
------------------------------------------------------------------------------------------------
$/Space     $ 489.94  $ 516.25   $ 555.88   $ 697.54   $ 87.16    $441.52    $ 96.34   $ 700.00
================================================================================================

Reserves
--------

     Property owners do not typically account for reserves for capital replacement. This category represents the inclusion of set-asides for major recurring or capital type expenditures experienced periodically by any property. This item is typically accounted for either on a dollar per space ($20.00 to $30.00) or a percentage (0.5% to 2.0%) of effective gross income. We have used $30.00 per space per year, believed adequate to cover future capital costs. This equates to $6,780 annually, equal to approximately 0.89% of the effective gross income estimate.

Income Capitalization Approach                                                60


Expense Summary
---------------

     To summarize, we have estimated the stabilized total operating expenses for the subject to be $400,948. This estimate is equal to 52.36% of the effective gross income estimate or $1,774.11 per space annually.

                                Expense Summary

========================================================================================================
               1996        1997       1998        1999        Comp        Comp      Comp       Stabilize
                                                               1           2         3         Estimate
--------------------------------------------------------------------------------------------------------
Total       $ 304,495   $ 310,675   $ 329,307   $ 360,382   $151,215   $ 154,515   $182,581   $ 400,948
--------------------------------------------------------------------------------------------------------
% EGI           50.40%      48.83%      47.60%      48.71%     48.29%      44.96%     48.39%      52.36%
--------------------------------------------------------------------------------------------------------
$/Space     $1,347.32   $1,374.67   $1,450.69   $1,594.61   $ 775.46   $1,188.58   $ 727.42   $1,774.11
========================================================================================================


     As shown on the preceding table, expenses have historically represented between 47.60% (1998) and 50.40% (1996) of the Effective Gross Income, reflective of the community filling. The expense comparables, as summarized above, indicated a range from 44.96% (Comparable Number 2) and 48.39% (Comparable Number 3).

     Our estimate of total expenses is equal to 52.36% of the effective gross income estimate. It should be noted that historical expenses did not include a reserve for capital expenditures. Additionally, none of the expense comparables reflect a reserve for capital expenditures, which has been included in our estimate. The subject's historical expenses include concessions given to fill the community, which are no longer applicable.

     Our estimate of net operating income is $364,740. Our stabilized estimate of income and expenses for the subject is presented on the following page.

Income Capitalization Approach                                                61

============================================================================

                   The Hills Manufactured Housing Community
                        Stabilized Operating Statement

                                                      % of           $ per
                                       Amount          EGI           Space
============================================================================

Total Effective Gross Income          $765,688       100.00%       $3,388.00

Expenses
Insurance                             $  4,068         0.53%       $   18.00
Office                                  33,900         4.43%          150.00
Maintenance & Repairs                   24,860         3.25%          110.00
Management Expense                      38,284         5.00%          169.40
Wages & Benefits                        67,800         8.85%          300.00
Property Taxes                          67,056         8.76%          296.71
Utilities                              158,200        20.66%          700.00
Reserves                                 6,780         0.89%           30.00
                                      --------------------------------------
Total Expenses                        $400,948        52.36%       $1,774.11

Net Operating Income                  $364,740        47.64%       $1,613.89
============================================================================

Income Capitalization Approach                                                62


Capitalization Discussion
-------------------------

     Two alternative methods of valuation are employed in the Income Approach. Direct capitalization is a method of converting net operating income into market value, employing a "capitalization" rate based upon market perimeters. This approach is particularly applicable to properties with a stable income stream, or in cases where income, and consequently value, can be projected to increase at a constant or stable rate.

     An alternative valuation method is yield capitalization, which employs a year-by-year projection of income and expenses, recognizing rent changes and the cost of improvements as they occur. Yield capitalization, also known as Discounted Cash Flow Analysis, is considered most appropriate in the valuation of properties with uneven income streams. Since investors are unwilling to pay for any upside from vacant units, fully developed manufactured housing communities are typically valued by direct capitalization.

Direct Capitalization
---------------------

     Direct capitalization of net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured housing communities most often utilize this method. This method is the most easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available. Income data was available from all of the comparable sale properties included in this report.

Market Data
-----------

     The comparable sale data shown in the Sales Comparison section of this report indicated an overall capitalization rate from 9.0% to 10.4%. Our analysis of this data indicated a narrow range in overall capitalization rates, which tend to be influenced by the size of the community and its age and condition.

                               Comparable Sales

            ======================================================
               Sale          Sale Date              Overall
              Number                           Capitalization Rate
            ------------------------------------------------------
                 1             08/98                  9.0%
            ------------------------------------------------------
                 2             04/98                  9.7%
            ------------------------------------------------------
                 3             10/98                 10.4%
            ------------------------------------------------------
                 4             05/97                  9.3%
            ------------------------------------------------------
                 5             12/97                  9.9%
            ======================================================

     Sale comparable one is located in South Kennewick, near U.S. 395. The property is smaller than the subject, but is similar condition. The average rent was $270.00 per month including utilities. The expenses were estimated at $1,300 per space. Sale comparable two is

Income Capitalization Approach                                                63

located in a rural setting of Finley. Rents are approximately $235.00 per month. The property is in average condition and is smaller than the subject. Sale comparable three is located approximately 200 miles northwest of the subject in Tacoma, Washington. The property is a built-up neighborhood in Tacoma and in good condition, but average quality compared to the subject. Sale comparable four is the 1997 sale of the Cherry Wood Mobile Home Park in Puyallup, Washington. The property is in a good quality senior park located outside Puyallup, in a semi-rural setting. Sale comparable five is located Finely and is a small property that sold in December 1997. The overall rate was derived from a pro forma.

     As discussed in the Marketability and Exposure Period section of this report, our sources indicated that institutional investors required 8.5% to 9.5% overall capitalization rates for projects in the 200 space range and were the most restrictive in pricing due to stringent criteria. We also found that REIT investors were bidding rates down even further. Our information revealed that manufactured housing community cooperatives and associations would more likely accept slightly lower overall rates, while the small investor would require a slightly higher rate.

     The subject has a high degree of vacancy that might represent upside to a potential purchaser. Based on the comparison of the sale data to the subject and considering the current investor and interest rate environment, the overall rate for the subject would likely be in the 9.0% to 9.5% range. We have concluded a rate of 9.25%, reflective of the subject's location and physical characteristics and the current interest rate environment.


Debt Coverage Ratio Method
--------------------------

     As an alternative to market-derived overall capitalization rates, we have developed an overall rate through the Debt Coverage Ratio analysis. The parameters for this calculation are summarized below.

     The Debt Coverage Ratio Method of income capitalization essentially measures the risk involved in mortgage lending. Its usefulness to mortgage underwriting takes the form of establishing a degree of safety with a given set of loan terms.

     Mortgage underwriting typically focuses on positive debt coverage, (net operating income/annual mortgage debt service or NOI/ADS), rather than market value, as a negative cash flow after debt service may indicate a probability that a mortgage loan could be in jeopardy. Accordingly, if the greatest portion of the property's value is debt capital, as established by the loan-to-value ratio, annual debt coverage in underwriting is a major consideration. The debt coverage ratio method is therefore market based and direct.

     By multiplying this risk factor by the projected mortgage payment requirement an estimate of the required overall rate to satisfy the lender's minimum risk requirements can be derived.

Income Capitalization Approach                                                64

     The formula for this procedure is: M x f x DCR = R, where;

                         M   =      Loan to Value Ratio
                         f   =      Mortgage Constant
                       DCR   =      Debt Coverage Ratio
                         R   =      Overall Rate

     To establish the criteria for the development of the Debt Coverage Ratio Method, we have conducted a recent survey of local lenders; the results are summarized below:

  ============================================================================
  Contact                            Gene Fogarty         Mike McCoy
  ----------------------------------------------------------------------------
  Bank                               Bank of America      First Union
  ----------------------------------------------------------------------------
  Type Of Lender                     Conventional         Conventional
  ----------------------------------------------------------------------------
  Nominal Mortgage Interest Rate     7.25% Floor          7.00% to 7.50% Floor
  ----------------------------------------------------------------------------
  Amortization Period                15 - 20 Years        15 - 20 Years
  ----------------------------------------------------------------------------
  Loan Term                          3 - 7 Years          5 - 10 Years
  ----------------------------------------------------------------------------
  Debt Coverage Ratio                1.20 - 1.25          1.20 - 1.25
  ----------------------------------------------------------------------------
  Loan To Value Ratio                75%                  75%
  ============================================================================

     Our survey of local lenders indicated an annual interest rate between 8.25% and 8.75%. For purposes of this analysis, we have selected 8.5%.

     A mortgage loan would be available at 75% of the market value, based on a 20-year amortization schedule. Based on these criteria the indicated annual interest rate constant is 10.414%. Additionally, our survey indicated that a minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. An overall capitalization rate, based on these assumptions, has been developed as shown below.

  ============================================================================
        M                       F                    DCR                  OAR
                      X                   X                     =
  Loan to Value Ratio   Mortgage Constant   Debt Coverage Ratio   Overall Rate
  ----------------------------------------------------------------------------
           0.75              0.10414               1.25              0.09763
  ----------------------------------------------------------------------------
         Rounded                                                       9.80%
  ============================================================================

     The debt coverage ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufacturing housing community investments has increased, alternate sources of financing have become available through insurance companies and conduit programs.

Income Capitalization Approach                                                65

     The presence of institutional investors in the market and the dearth of quality real estate investments have bid down rates on manufactured housing communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured housing community investments.

     The rates typically reflect a narrow range and are considered mutually supportive. Therefore, we have estimated an overall capitalization rate of 9.25%. We have used this rate in the direct capitalization method to capitalize the net income of $364,740. The value conclusion of the existing 226 lots, clubhouse, amenities, and infrastructure on 54.85 acres via the direct capitalization method is summarized as follows:

          $364,740           /            .0925         $3,943,136

          Rounded to                                    $3,940,000


Excess Land Valuation
---------------------

     As discussed in the Highest Best Use Analysis, the present density of the subject is 6.6 units per acre; however, there is approximately 7.62 acres of excess land. Management indicated that an expansion of tentatively 54 spaces is being considered for the 7.62 acres located along the east side of Duportail Street adjacent to the subject's existing development. The zoning was limited business at the time of sale; however, according to an official with the Planning Department, the zoning was recently changed to R-3, Multi-family residential. We have gathered five recent land sales in order to estimate the value of the excess land. So that a conclusion from the analysis of the sales data can be drawn, a unit of comparison is commonly selected. Calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of commercial tracts of vacant land is the sale price per square foot.

Income Capitalization Approach                                                66

     The sales selected for direct comparison should be those transactions that are most similar to the subject. Adjustments are made to the comparables for any dissimilar features, leading to an indication of the price at which the property appraised could be expected to sell. In this analysis, all relevant factors were considered, including:

     1.   Locational dissimilarities and the nature of surrounding development.

     2.   Availability of competing sites.

     3. Physical features such as frontage, shape, depth, access, topography, water and tree coverage, and plot size.

     4.   Availability of utilities and site preparation costs.

     5.   Effect of time on selling prices.

     6.   Zoning.

     Numerous sales of vacant land were investigated. Our investigation revealed five recent transactions for commercial development near the subject. Based on our investigation these are considered the most significant transactions.

Comparable Land Sale Number One                                               67

Southwest Quadrant of State Road 182 and Keene Road
Richland, Benton County, Washington

Sale Date:               February 23, 2000

Property Description
--------------------

Size:                    21.64 acres

Utilities:               Available

Land Description:        Level irregular shaped parcel.

Legal:                   N/A

Sale Data
---------

Sale Price:              $151,410

Grantor:                 Nancy A. Westermeyer, Trustee

Grantee:                 Nancy, Gene and Michael Brooks

Financing Terms:         Cash to Seller.

Parcel:                  #1-2198-200-0001-002

Sales History
 (Past 3 Years):         None

Verification/Date:       Assessor/5-00

Comparison Data
---------------

Sale Price/SF:           $0.16

Comments:                This is the recent sale of a property located within a
                         mile of the subject. The tract sold is part of a 130-acre parcel zoned agricultural. We were unable to contact the buyer regarding the use of the 21.64-acre tract, but the assessor indicated that it was commercial.

Comparable Land Sale Number Two                                               68

Sale of Subject
E. Side of Duportail Road; 460' N. of Queensgate Rd.
Richland, Benton County, Washington

Sale Date:               December 30, 1999

Property Description
--------------------

Size:                    7.62 acres

Utilities:               Available

Land Description:        Level irregular shaped parcel.

Legal:                   Plat of City View PH 1, Lot 1, Block 3

Sale Data
---------

Sale Price:              $106,000

Grantor:                 City of Richland

Grantee:                 Windsor Property 7

Financing Terms:         Cash to Seller.

Parcel:                  #1-1698-40200-03001

Sales History
 (Past 3 Years):         None

Verification/Date:       Buyer

Comparison Data
---------------

Sale Price/SF:           $0.32

Comments:                This is the recent sale of the subject property. The
                         property was rezoned from Limited Business to R-3, Multiple Residential Use.

Comparable Land Sale Number Three                                             69

West Side of State Highway 240
Richland, Benton County, Washington

Sale Date:               January 21, 2000

Property Description
--------------------

Size:                    17.924 acres

Utilities:               Available

Land Description:        Level irregular shaped parcel.

Legal: That portion of the SEC of the NEC quarter of Section 25, Township 9N, Range 28E

Sale Data
---------

Sale Price:              $250,000

Grantor:                 City of Richland

Grantee:                 Tapteal Properties, L.P.

Financing Terms:         Cash to Seller.

Parcel:                  #1-2598-100-0017-000

Sales History
 (Past 3 Years):         None

Verification/Date:       Retrospect/Assessor 5-00

Comparison Data
---------------

Sale Price/SF:           $0.32

Comments:                This parcel is located approximately three 1/2 miles
                         southeast of subject near the Columbia River west of the Columbia Shopping Center.

Comparable Land Sale Number Three                                             70

North Side of Gage Road;  1/4 mile east of Leslie Road
Richland, Benton County, Washington


Sale Date:               December 16, 1999


Property Description
--------------------

Size: 14.91 acres (11.78 acres commercial land and 3.13 acres residential land)

Utilities:               Available

Legal:                   That portion of the south half of the SW quarter of
                         Section 25

Land Description:        Level irregular shaped parcel.

Sale Data
---------

Sale Price:             $216,000

Grantor:                Tapteal II, LLC

Grantee:                Arnn and Vandana Joshi, Vihn Pham and Scot Huynh

Financing Terms:        Cash to Seller.

Parcel:                 #1-2598-300-0002-004
                        #1-2598-300-0003-002

Sales History
 (Past 3 Years):        None

Verification/Date:      Retrospect/Assessor 5-00

Comparison Data
---------------

Sale Price/Acre:         $0.33

Comments:                Property is located approximately 3 1/2 miles south of
                         subject and consists of two parcels divided by the Union Pacific Railroad line.

Comparable Land Sale Number Three                                             71

East Side of Hall Road;  1/4 mile south of Van Giesen Road
Richland, Benton County, Washington


Sale Date:               March 1, 1999

Property Description
--------------------

Size:                    7.87 acres.

Utilities:               Available

Legal:                   East half of the East half of the NE quarter of Section
                         35

Land Description:        Level irregular shaped parcel.

Sale Data
---------

Sale Price:              $50,000

Grantor:                 Christian J. Eckert and Teresa L. Eckert

Grantee:                 Taber G. Hersum and Lynn L. Hersum

Financing Terms:         Cash to Seller.

Parcel:                  #1-0498-400-0004-000

Sales History
 (Past 3 Years):         None

Verification/Date:       Retrospect/Assessor 5-00

Comparison Data
---------------

Sale Price/SF:           $0.15

Comments:                Property is located near Richland Airport approximately
                         two miles north of the subject.

                             SUMMARY OF LAND SALES
                             ---------------------

==================================================================================================================================

 Sale                   Location                             Grantor/                Sale        Sale     Land Area/   Sale Price/
 No.                                                          Grantee                Date        Price      Acres          SF
==================================================================================================================================
  1     SW quadrant of SR 182 and Keene Rd.       Nancy A. Westermeyer/Nancy,         2/00      $151,410     21.64       $0.16
        Richland, Benton County, Washington       Gene and Michael Brooks
----------------------------------------------------------------------------------------------------------------------------------

  2     (Subject) E. Side of Duportail Road       City of Richland/Windsor           12/99      $106,000      7.62       $0.32
        Richland, Benton County, Washington       Properties 7
----------------------------------------------------------------------------------------------------------------------------------

  3     West Side of State Highway 240            City of Richland/                   1/00      $250,000     17.924      $0.32
        Richland, Benton County, Washington       Tapteal Properties, L.P.
----------------------------------------------------------------------------------------------------------------------------------

  4     N. Side of Gage Road;  1/4 mi. E. of      Tapteal II, LLC. /Arnn and         12/99      $216,000     14.91       $0.33
        Leslie Rd                                 Vandana Joshi, Vihn Pham and
        Richland, Benton County, Washington       Scot Huynh
----------------------------------------------------------------------------------------------------------------------------------

  5     East Side of Hall Road;  1/4 mile south   Christian J. Eckert and Teresa      3/99      $ 50,000      7.87       $0.15
        of Van Giesen Rd.                         L. Eckert /Taber G. Hersum and
        Richland, Benton County, Washington       Lynn L. Hersum
==================================================================================================================================

                      Comparable Land Sales Location Map
                      ----------------------------------

                              [MAP APPEARS HERE]

Income Capitalization Approach                                                74

     Unadjusted, these sales indicate a range in unit selling prices from $0.15 to $0.33 per square foot and sold between March 1999 and February 2000. The size of the comparables ranged from 7.62 acres to 21.64 acres.

     Adjustments are made to the per space sales price of the comparable properties based upon the differences between the comparables and the subject. Due to the unavailability of paired sale data, the adjustments have been made based on reasonableness and the judgment of the appraiser. An adjustment is made to each of the comparable sales, which were all transfers of "raw land", while the subject property has had engineering, clearing and grading done and utility trunk lines installed.

     Property Rights All of the sales involved the transfer of fee simple
     ---------------
     property rights and no adjustments were necessary.

     Financing Terms All of the sales were cash transactions and no adjustments
     ---------------
     were necessary.

     Conditions of Sale All of the sales were arms length transactions and no
     ------------------
     adjustments were necessary.

     Market Conditions No adjustment for market conditions were appropriate as
     -----------------
     the market has been static over the last few years.

     Other Adjustments have been made as appropriate to each of the comparable
     -----------------
     sales, in comparison to the subject as follows:

     Comparable Sale Number One is the February 2000 sale of a 21.64-acre tract for $151,410. This property is located at the southwest quadrant of the Keene Road and SH 182 interchange in Richland. The sale price is equivalent to $0.16 per square foot. The property is approximately 1 mile southwest of the subject. The property is still zoned for agricultural use. Upward adjustments were made for the availability of utilities, zoning and size to this sale. After the adjustment, the indicated price per square foot for the subject was $0.26.

     Comparable Sale Number Two is of the sale of the subject. The 7.62 acres was sold in December 1999 from the City of Richland for $106,000, or $0.32 per square foot. The zoning was limited business the date of the sale and has been recently rezoned to R-3.

     Comparable Sale Number Three is the January 2000 sale of a 17.924-acre tract for $250,000. This property is located south of the SH 240 and Columbia Road interchange, in Benton County. The sale price is equivalent to $0.32 per square foot. The property is approximately 3 1/2 miles southeast of the subject. An upward adjustment was made for size to this sale. After the adjustment, the indicated price per square foot for the subject was $0.35.

Income Capitalization Approach                                                75

     Comparable Sale Number Four is the December 1999 sale of two parcels divided by the Union Pacific Railroad line north of Gage Road and containing a total of 14.91 acres. The property sold for $216,000. This property is located approximately 1/ 4 of a mile east of Leslie Road. The sale price is equivalent to $0.33 per square foot. An upward adjustment was made to this sale for size. After the adjustment, the indicated price per square foot the subject was $0.37.

     Comparable Sale Number Five is the March 1999 sale of a 7.87-acre parcel located near Van Giesen Road. The property sold for $50,000. The sale price is equivalent to $0.15 per square foot. An upward adjustment was made to this sale for size. After the adjustment, the indicated price per square foot the subject was $0.20.

     Based on the indicated value produced through the adjustment of the five land sales, it is our opinion that the "as is" market value of the subject land is equivalent to $0.35 per square foot, as indicated by the available sale data which ranged between $0.20 and $0.37 per square foot after adjustments. Our estimate is further supported by our discussions with the assessor's office and those knowledgeable of sales within the nearby vicinity. Based on the total development potential of 7.62 acres, we have estimated the value of the excess land at $0.35 per square foot, or $120,000, rounded.

     The value conclusion of the subject property with excess land via the direct capitalization method is summarized as follows:

     $3,940,000 + $120,000   =     $4,060,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions must be weighed, and the data of each transaction must be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject must be considered; differences in physical, functional and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion must be consistent with the analysis of the sales data.

     For a conveyance to qualify as a "market transaction", four factors must be present:

     1. The conveyance must be "arm's length"; that is, it must be between two non-related parties.

     2. Neither the buyer nor the seller should have been under compulsion to act.

     3. The property should be available to the class of purchasers best able to utilize the facility.

     4. The price must be expressed in the equivalent of cash, adjusted for any special financing, concessions, or terms.

     For any class of real estate, the market area for comparative data must reflect the area prospective purchasers would consider. Comparability is also a function of the physical character of the asset to be appraised. Classes of real estate in which physical specifications are standardized, or in which scale is small, and/or in which the commodity has achieved uniform market recognition require that the sales data considered closely resemble the subject. As specifications become more complex, as scale increases, and as market recognition declines, the physical similarity of the sales data and the subject tends to decline.

Sales Comparison Approach                                                     77

     To judge the degree of comparability that exists between the sales selected for analysis and the subject, several guidelines were applied.

     1. Each sale is in the same market as the subject. To the extent that a market is a meeting place for buyers and sellers of real estate of a given type, the boundaries of the market are set by the participants in merchandising and absorbing competitive properties and are economic not purely physical or geographic.

     2.   Physical characteristics of the subject and comparables are similar.

     3. The functional adequacy of each sale property and the subject are competitive in terms of the ability of each to support similar functions.

     To draw a conclusion from the analysis of the sales data, a unit of comparison has been selected. The calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of a manufactured housing community is the sale price per space. This unit of comparison emphasizes the contribution of the improvements, and the contribution of the land is merged into the unit-selling price.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For features that are dissimilar, adjustments have been made leading to an indication of the price at which the subject could be expected to sell. In considering adjustments, relevant factors were considered including:

     1.   Nature of surrounding development.

     2.   Relative size.

     3.   Availability of competing properties.

     4.   Effect of time on selling prices.

     5.   Age and condition of the improvements.

     6.   Amenities and occupancy.

     In our search for comparable sales, we excluded senior communities since they tend to have a less transient occupancy base and typically trade at lower capitalization rates than all age communities.

Sales Comparison Approach                                                     78

     Based on our investigation, the following four sales are the most significant transactions for direct comparison with the subject.

     Due to a lack of sales in the tri-city area, we expanded our search to other areas of state such as Tacoma and Puyallup, which are located respectively approximately 20 and 30 miles south and southeast of Seattle. These sales occurred between March 1995 and December 1997. The properties ranged in size from 50 to 200 spaces. The sale prices, on a per space basis, ranged from $17,500 to $29,167. The Effective Gross Income Multipliers (EGIM) ranged from
6.1 to 8.2. The indicated overall capitalization rates range from 9.0% to 10.4%.

     The following pages detail each of the four sales, following which we have presented a summary of the pertinent data.

Sale Comparable Number One

Sunmeadows Manufactured Housing Community
3324 West 19/th/ Avenue
Kennewick, Benton County, Washington



                           [PHOTO APPEARS HERE]


Sale Date:               August 1998

PROPERTY DESCRIPTION
--------------------

Size/Type:               200 space all age manufactured housing community

Utilities:               Available

Land Description:        Generally level, four parcels containing approximately
                         34.63-acres of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  None

Year Built/Condition:    N/A/Good

Sale Comparable Number One

INCOME DATA
-----------

Annual Occupancy:          95% (pro forma)

Average Lot Rent:          $270.00

Effective Gross Income:    $648,000

Expenses:                  $260,000 (40.17% of effective gross income)

Net Income:                $388,000

SALE DATA
---------

Sale Price:                $4,500,000

Cash Equivalent Price:     $4,322,525 (Adjusted for excess land)

Grantor:                   Rick and Lois Rutherford

Grantee:                   Chrestwood Investment (Al Jaurequi)

Financing Terms:           Cash to seller

Source/Date Verified:      Assessor /5-00

Sales History
 (Past 3 Years):           None noted

Market Exposure:           Unknown

COMPARISON DATA
---------------

Sale Price/Space:          $21,613

Effective Gross Income
Multiplier (EGIM):         6.7

Overall Capitalization
Rate (OAR):                9.0%

Comments:                  This community is located south of the subject in
                           Kennewick near commercial development and U.S. 395.



==========================================================================================================
Location          Access        Visibility      Condition       Amenities       Home Quality       Overall
__________________________________________________________________________________________________________
Similar          Similar         Similar         Similar         Similar          Similar          Similar
==========================================================================================================

Sale Comparable Number Two

Alderwood Mobile Home Park
Bowles Road
Finley, Benton County, Washington

                             [PHOTO APPEARS HERE]


Sale Date:               April 1998

PROPERTY DESCRIPTION
--------------------

Size/Type:               102-space age-restricted manufactured housing community

Utilities:               All available

Land Description:        29.5-acre parcel of land with adequate access and a
                         density of 3.5 per acre. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse and pool

Year Built/Condition:    1970's/Average

Sale Comparable Number Two

INCOME DATA
-----------

Annual Occupancy:          100%

Average Lot Rent:          $235.00

Effective Gross Income:    $287,640

Expenses:                  $74,082 (25.8% of the effective gross income)

Net Income:                $213,558

SALE DATA
---------

Sale Price:                $2,200,000

Cash Equivalent Price:     $2,200,000

Grantor:                   Wrangler Investment Corporation

Grantee:                   Darrell and Hellen Dachtler

Financing Terms:           Cash to Seller

Source/Date Verified:      Buyer/5-00

Sales History
 (Past 3 Years):           None noted.

Market Exposure:           Unknown

COMPARISON DATA
---------------

Sale Price/Space:          $21,569

Effective Gross Income
Multiplier (EGIM):         7.6

Overall Capitalization
Rate (OAR):                9.7%

Comments:                  This is an average quality park located near Finley
                           in a rural setting. The income analysis is based upon actual income and expenses at the time of sale with allocations made for reserves and management.


===========================================================================================================
Location          Access        Visibility      Condition       Amenities       Home Quality       Overall
___________________________________________________________________________________________________________
Inferior         Similar         Similar         Inferior        Similar          Inferior         Inferior
===========================================================================================================

Sale Comparable Number Three

Canterbury Estates Mobile Home Park
3411 82/nd/ Street S.
Tacoma, Tacoma-Pierce County, Washington


                             [PHOTO APPEARS HERE]



Sale Date:               October 1998

PROPERTY DESCRIPTION
--------------------

Size/Type:               98-space age-restricted manufactured housing community

Utilities:               All available

Land Description:        10.458-acre parcel of land with adequate access and a
                         density of 9.4 per acre. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse and laundry

Year Built/Condition:    N/A/Average

Sale Comparable Number Three

INCOME DATA
-----------

Annual Occupancy:          99%

Average Lot Rent:          $300.00

Effective Gross Income:    $350,472

Expenses:                  $126,872 (36.2% of the effective gross income)

Net Income:                $223,600

SALE DATA
---------

Sale Price:                $2,150,000

Cash Equivalent Price:     $2,150,000

Grantor:                   Dorothy Lee (et al)

Grantee:                   Canterbury Manufactured Home Park

Financing Terms:           Cash to Seller

Source/Date Verified:      Comps/A. Hui/5-99

Sales History
 (Past 3 Years):           None noted.

Market Exposure:           Unknown

COMPARISON DATA
---------------

Sale Price/Space:          $21,939

Effective Gross Income
Multiplier (EGIM):         6.1

Overall Capitalization
Rate (OAR):                10.4%

Comments:                  This is an average quality park located in densely
                           developed area of Tacoma. The income analysis is based upon actual income and expenses at the time of sale. Total rent was reported at $29,260/mo. and laundry income was $100 per month. There was one vacancy and property is on septic.


==========================================================================================================
Location          Access        Visibility      Condition       Amenities       Home Quality       Overall
__________________________________________________________________________________________________________
Superior         Similar         Similar         Similar         Superior         Similar          Superior
===========================================================================================================

Sale Comparable Number Four

Cherry Wood Mobile Home Park
3715 Freeman Road E.
Puyallup, Washington

================================================================================









                              Photograph Not Available







================================================================================

Sale Date:               May 1997

PROPERTY DESCRIPTION
--------------------

Size/Type:               84-space age-restricted manufactured housing community

Utilities:               All available

Land Description:        10.1-acre parcel of land with adequate access and a
                         density of 8.3 per acre. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse and laundry

Year Built/Condition:    1973/Good

Sale Comparable Number Four

INCOME DATA
-----------

Annual Occupancy:          91%

Average Lot Rent:          $350.00

Effective Gross Income:    $321,089

Expenses:                  $36,130 (29% of the effective gross income)

Net Income:                $228,362

SALE DATA
---------

Sale Price:                $2,450,000

Cash Equivalent Price:     $2,450,000

Grantor:                   George Y. and Betsy P. Lou

Grantee:                   Bill and Barry Kalmakis

Financing Terms:           Cash to Seller

Source/Date Verified:      Appraisal Files/5-99

Sales History
 (Past 3 Years):           None noted.

Market Exposure:           Unknown

COMPARISON DATA
---------------

Sale Price/Space:          $29,167

Effective Gross Income
Multiplier (EGIM):         7.6

Overall Capitalization
Rate (OAR):                9.3%

Comments:                  This is a good quality senior park located outside of
                           Puyallup, in a semi-rural setting. The income analysis is based upon actual income and expenses at the time of sale with allocations made for reserves and management.



==========================================================================================================
Location          Access        Visibility      Condition       Amenities       Home Quality       Overall
__________________________________________________________________________________________________________
Superior         Similar         Similar         Similar         Superior         Similar          Superior
==========================================================================================================

Sale Comparable Number Five

Meadowlark Estates
11984 Route 21
Finley, Benton County, Washington


                             [PHOTO APPEARS HERE]


Sale Date:               December 1997

PROPERTY DESCRIPTION
--------------------

Size/Type:               50 space all age manufactured housing community

Utilities:               Well and septic system

Land Description:        Generally level, irregularly shaped 12-acre parcel of
                         land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  None

Year Built/Condition:    1978/Fair

Sale Comparable Number Five

INCOME DATA
-----------

Annual Occupancy:   95% (pro forma)

Average Lot Rent:          $190.00

Effective Gross Income:    $106,506

Expenses:                  $20,000 (18.8% of effective gross income)

Net Income:                $86,506

SALE DATA
---------

Sale Price:                $875,000

Cash Equivalent Price:     $875,000

Grantor:                   John and Sheryl Cole

Grantee:                   Leonard and Debra Kelley

Financing Terms:           Cash to seller

Source/Date Verified:      Assessor /5-00

Sales History
 (Past 3 Years):           None noted

Market Exposure:           Unknown

COMPARISON DATA
---------------

Sale Price/Space:          $ 17,500

Effective Gross Income
Multiplier (EGIM):         8.2

Overall Capitalization
Rate (OAR):                9.9%

Comments:                  This community is located near Finley, south of
                           Kennewick. The property is located in a rural setting and has no amenities.




===========================================================================================================
Location          Access        Visibility      Condition       Amenities       Home Quality       Overall
___________________________________________________________________________________________________________
Inferior         Similar         Similar         Inferior        Inferior         Inferior         Inferior
===========================================================================================================

                           COMPARABLE SALES SUMMARY

====================================================================================================================================
 No.        Name/Location                       Sale Price/       Number Of       Price/        Average       E.G.I.M./    O.A.R.
                                                 Sale Date          Spaces         Space        Lot Rent       Expense
                                                                                                                Ratio
------------------------------------------------------------------------------------------------------------------------------------
  1  Sunmeadows MHP                             $4,322,525           200          $21,613       $270.00          6.7/        9.0%
     3324 West 19/th/ Avenue                    August 1998                                                     40.1%
     Kennewick, Washington
------------------------------------------------------------------------------------------------------------------------------------
  2  Alderwood Mobile Home Park                 $2,200,000           102          $21,569       $235.00          7.6/        9.7%
     Bowles Road                                April 1998                                                      25.8%
     Finley, Washington
------------------------------------------------------------------------------------------------------------------------------------
  3  Canterbury Estates Mobile Home Park        $2,150,000            98          $21,939       $300.00          6.1/       10.4%
     3411 82/nd/ Street                        October 1998                                                     36.2%
     Tacoma, Washington
------------------------------------------------------------------------------------------------------------------------------------
  4  Cherry Wood Mobile Home Park               $2,450,000            84          $29,167       $250.00          7.6/        9.3%
     3715 Freeman Road E.                        May 1997                                                        29%
     Puyallup, Washington
------------------------------------------------------------------------------------------------------------------------------------
  5  Meadowlark Estates MHP                     $  875,000            50          $17,500       $190.00          8.2/        9.9%
     11874 Route 21                            December 1997                                                    18.8%
     Kennewick, Washington
====================================================================================================================================

                  [COMPARABLE SALE LOCATION MAP APPEARS HERE]

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. All of the sales were fee simple transactions, with no abnormal financing which would effect the price. There were no abnormal sale conditions known to have occurred, except as noted.

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

Effective Gross Income Multiplier (EGIM)
----------------------------------------

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 6.1 and 8.2. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases and a property's expense ratio. The high end of the range represents a community with upside potential from filling lots.

     The subject is an all age community. The community has a minimal amount of vacancy and higher expense ratio than all of the comparables. Considering all factors, the most comparable sale to the subject would be comparable number 1; however, based upon our estimate, the expense ratio for this sale was 40.17% compared to 51.96% for the subject. In addition, the property sold prior to a substantial tax increase. Based on these considerations, we have concluded an EGIM in the low end of the range, processing subject's Effective Gross Income of $766,818 with an EGIM of 6.1.

                Thus, $765,688 x 6.1 is:            $4,670,697

                Rounded                             $4,670,000

     This equates to $20,664 per space, which is the high end of the range of the comparables with exception to comparable number two.

Price Per Space Analysis
------------------------

     Adjustments, typically considered, are location, age and condition, occupancy, etc., and are reflected in the income generating capabilities of a community. A tenant is typically willing, absent other factors, to pay more rent for a better located, newer community with a greater amenity package. Rather than making a subjective percentage adjustment to the per space sales prices, the Net Operating Income/Space (NOI/Space) reflects, in most cases, the market perception of a property's position in the marketplace. Since investors are mainly concerned with cash flow to service debt, the net operating income-generating capability of a particular community can be used for comparison purposes. Typically, the higher the NOI/Space is for a community, the higher the per space sales price. The subject has a NOI/Space of $1,630 in our stabilized analysis. The NOI/Space and the per space sales prices for the comparables are shown on the following table. We then compare the percentage difference between each comparable's NOI/Space and the subject's NOI/Space. For comparables with a higher NOI/Space, a downward adjustment to the per space sales price is made. An upward adjustment is made for a comparable with a lower NOI/Space.

                      NOI/Space and Per Space Sales Price

================================================================================
                 COMP 1     COMP 2     COMP 3     COMP 4     COMP 5     SUBJECT
--------------------------------------------------------------------------------
 NOI/Space       $ 1,940    $ 2,719    $ 2,282    $ 2,719    $ 1,730    $1,630
--------------------------------------------------------------------------------
 Price/Space     $21,613    $21,569    $21,939    $29,167    $17,500      N/A
--------------------------------------------------------------------------------
 Percent
 Adjustment       -16.81%    -22.92%    -29.27%    -40.64%     -6.72%     N/A
--------------------------------------------------------------------------------
 Adjusted
 Price/Space     $17,980    $16,626    $15,518    $17,315    $16,324      N/A
================================================================================

     After adjustments, the indicated range is from $15,518 to $17,980 per space. We have placed greater emphasis on sale comparable no. 1 and we concluded $18,000 per space.

     Thus, 226 Spaces x $18,000/Space is:         $4,068,000

     Rounded                                      $4,070,000


Conclusion

     Processing the subject's stabilized effective gross income with an effective gross income multiplier indicated a value for the subject of $4,670,000. Employing the net operating income per space methodology we arrived at an estimate of value for the subject of $4,070,000. The estimated values, produced by the two methods are considered mutually supportive. In reconciliation, we have placed slightly more emphasis on the net operating income per space method. Our value estimate of the subject's existing 226 lots, clubhouse, amenities, and infrastructure on 54.85 acres via the Sales Comparison Approach is $4,300,000.

Sales Comparison Approach                                                     93


     The value conclusion of the subject property with excess land via the Sales Comparison method is summarized as follows:

$4,300,000 + $120,000   =       $4,420,000

FINAL ESTIMATE OF VALUE
-----------------------

    The two approaches to value applied in the subject analysis yielded these conclusions:

    Income Capitalization Approach                     $4,060,000

    Sales Comparison Approach                          $4,420,000

    Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales and listings of similar properties. In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to and of the improvements and to the land. In the current instance, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject property.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches reflect a relatively narrow range of values and are considered mutually supportive. Since buyers are most concerned with cash flow to service debt, we have placed primary emphasis on the income approach. Therefore, our opinion of the market value of the subject property, based on a reasonable exposure period of six months, as of May 10, 2000, was:

                -   FOUR MILLION ONE HUNDRED THOUSAND DOLLARS -

                                 ($4,100,000)

CERTIFICATION
-------------

I certify that, to the best of my knowledge and belief:

     .    The statements of fact in this report are true and correct.

     . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and is my personal, unbiased professional analyses, opinions, and conclusions.

     . I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     . My compensation is not contingent on the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

     . To the best of my knowledge and belief, the reported analyses, opinions, and conclusions were developed and this report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, the Code of Professional Ethics, and the Standards of Professional Practice of the Appraisal Institute.

     . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

     . As of the date of this report, L. Drake Moore, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

     . L. Drake Moore, MAI, CCIM has made a personal inspection of the property that is the subject of this report.

     . I am in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

     . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.


/s/ L. Drake Moore JAG
----------------------------
L. Drake Moore, MAI, CCIM
St.Cert. Gen. REA #1100940

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

     The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function. The appraisal report may not be reproduced, in whole or in part, and a third party may not utilize the findings of the report for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes that may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Assumptions and Limitimg Conditions                                           97

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projections contained in the appraisal assume both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures that would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject property is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers; therefore we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any question concerning same, it is strongly recommended that an Engineering/Construction/Environmental inspection be obtained. The value estimate stated in this appraisal, unless noted otherwise, is predicated on the assumption that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Assumptions and Limitimg Conditions                                           98

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas that are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

Assumptions and Limitimg Conditions                                           99

The Americans with Disabilities Act (ADA) became effective January 26, 1992.
The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                           L. DRAKE MOORE, MAI, CCIM
                          St.Cert. Gen. REA #1100940

REAL ESTATE EXPERIENCE
----------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

        Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Moore has also owned and operated the L.D. Moore Company, a commercial appraisal firm in Dallas, Texas since 1991.

Senior Appraiser/Manager
Marshall and Stevens, Inc.
Dallas, TX and Tampa, FL

        Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. December 1988 to September 1990.

Appraiser
Appraisal & Acquisition, Inc.
Lakeworth, Florida

        Prepared appraisals on hotels and other commercial properties for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. September 1987 to December 1988.

Appraiser
Laventhol & Horwath
Dallas, Texas

        Specialized in preparation of appraisals on hotel and commercial properties. Performed appraisals for purposes of sale/purchase, financing and allocation of purchase price. September 1985 to September 1987.

Profile of the Appraiser

BANKING EXPERIENCE
------------------

Vice President
BF Saul Mortgage Company
Arlington, Texas

     Managed branch office and originated non-conforming single-family mortgages in addition to investor and commercial mortgages loans for BF Saul and Chevy Chase Savings. March 1983 to 1985.

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute
CCIM, Certified Commercial Investment Member

State Certified General Real Estate Appraiser
Florida #0002401
Georgia #004008
Texas #1321098-G
Washington #1100940
Wyoming #456

Real Estate Broker License
Florida #0512812
Texas #0283892

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Apartments
----------

Candlelight        Lenexa, KS               Oaktree Square      Grandview, MS
Cedars             Irving, Texas            Pineridge           Arlington, TX
Claridge           Dallas, TX               Regency Cove        Tampa, FL
Elmwood            West Palm Beach, FL      Parkwood            Broken Arrow, OK
Hunters Glen       Kansas City, KS          Santa Fe Village    Kansas City, MS
Monticeto          Austin, TX               Towne Oaks          Austin, TX

Manufactured Home Communities and Reacreational Vehicle Parks
-------------------------------------------------------------

Aberdeen           Ormond Beach, FL         Oak Hills           Kyle, TX
Aztec              Kyle, Texas              Ramblewood          Barnwell, SC
Boulevard Estates  Pasadena, TX             Regency Cove        Tampa, FL
Casa del Monte     West Palm Beach, FL      Rolling Meadows     Columbia, SC

Profile of Appraiser

Carolina Village       Concorde, NC           Rose Bay          Port Orange, FL
Denton West            Denton, TX             Tropic Isles      Palmetto, FL
Dessau                 Austin, TX             Victoria Lakes    Lexington, SC
Hacienda Village       New Port Richey, FL    Villa del Sol     Bradenton, FL
Hermitage Farms        Camden, SC             Windsor City      Sumter, SC

Self-Storage Facilities
-----------------------

American Self Storage    Charlotte, NC    American Self Storage    Ocala, FL
American Self Storage    Monroe, NC       Extra Closet             Ft Lauderdale, FL
American Self Storage    Newel, NC
American Self Storage    Stallings, NC

Hotels/Resorts
--------------

114-Room Ambassador Plaza, Dallas, TX
420-Room Excelsior Hotel, Little Rock, AR
121-Room Lexington Park Suites, Memphis, TN
160-Room Ramada Inn, Kingsland, GA
71-Room Best Western, Guymon, OK

Office Buildings
----------------

AMI Medical              Houston, TX                 Medical Park                Hope, AR
Barnett Bank             North Palm Beach, FL        Okeechobee Commerce         W Palm Beach, FL
Carteret Savings         Del Ray Beach, FL           United Bank                 Roswell, NM
Enron                    Houston, TX                 Schindler Corporate         Morris, NJ
Harolds                  Dallas, TX                  Texarkana Medical Arts      Texarkana, TX
First South              Little Rock, AR             QVC Network                 Plymouth, MN
First Union              Atlanta, GA

Industrial
----------

American Lantern         McKenzie, TN                Falco Lime                  Boca Raton, FL
American Lantern         Newport, AR                 High Ridge Commerce         Boynton Beach, FL
Campbell Soup            Paris, TX                   John Rust                   Albuquerque, NM
Carrington               Irving, TX                  Lake Pointe Centre          Boca Raton, FL

Profile of Appraiser





Clients List
------------

Bank of America                         Heller Financial
Barnett Bank                            Heron Financial
Belgravia Capital                       Hewlett Packard
Circuit City                            Internal Revenue Service
Citicorp Real Estate                    Lexington Hotel
Collateral Mortgage                     Lincoln Property
CoreStates Financial Corporation        NationsBank
Credit Suisse First Boston              Nomura Securities
FINOVA Capital                          Meyers Group (The)
First Union Corporation                 National Realty Advisors
GE Capital                              PA Holdings/Whitman Corporation
Goldman Sachs                           QVC
Greentree Financial                     Sullivan Development


EDUCATIONAL BACKGROUND
----------------------

University of Texas, B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                           2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

Akers Away                    West Palm Beach, FL          Lakeside                     Douglasville, GA
Alafia Riverfront             Gibsonton, FL                Lakewood                     Denton, TX
Alpine Village                Sebring, FL                  Lantana Cascade              Lantana, FL
Arbor Oaks                    Zephyrhills, FL              Long Lake Village            West Palm Beach, FL
Blue Heron                    Clearwater, FL               Marlboro Court               West Palm BEach, FL
Bradenton Trailer Park        Bradenton, FL                MH Country Club              Oakland Park, FL
Carefree Village              Tampa, FL                    Mission                      El Paso, Tx
Carolina Village              Concord, NC                  Moultrie Oaks                St. Augustine, FL
Casa del Monte                West Palm Beach, FL          Oak Point                    Titusville, FL
Chateau Forest                Seffner, FL                  Orange Manor East            Winter Haven, FL
Chateau Village               Bradenton, FL                Palm Breezes Club            Lantana, FL
Cloverleaf                    Brooksville, FL              Palm Ridge                   Leesburg, FL
Colonial Coach                Greenacres City, FL          Panama City Estates          Panama City, FL
Coquina Crossing              St. Augustine, FL            Plantation Estates           Seffner, FL
Coral Lake                    Coconut Creek, FL            Portside                     Jacksonville, FL
Country Club Estates          Venice, FL                   Ridgecrest                   Fort Pierce, FL
Dessau                        Austin, TX                   San Souci                    North Fort Myers, FL
Foxcroft Village              Loch Sheldrake, NY           Scenic View                  Lakeland, FL
Foxwood Estates               Lakeland, FL                 Seminole                     St. Petersburg, FL
Franklin Estates              Murfreesboro, TN             Shangri La                   Largo, FL
Gardens of Manatee            Parrish, FL                  Southwinds                   Lakeland, FL
A Garden Walk                 West Palm Beach, FL          St. Lucie Village            Okeechobee, FL
The Groves                    Orlando, FL                  Sunrise Village              Cocoa Beach, FL
Gwinnett Estates              Snellville, GA               Sunshine                     Lake Worth, FL
Harmony Ranch                 Thonotosassa, FL             Tall Pines                   Fort Pierce, FL
Holiday Ranch                 West Palm Beach, FL          Tara                         Jonesboro, GA
Holiday Plaza                 West Palm Beach, FL          Twin Shores                  Longboat Key, FL
Holland                       Fort Lauderdale, FL          Valley Pines                 El Paso, TX
Kings and Queens              Lakeland, FL                 Village Glen                 Melboourne, FL

Profile of Appraiser                                                        3

Recreational Vehicle Parks
--------------------------

Avalon RV Park             Clearwater, FL        Pioneer Creek               Bowling Green, FL
Camp Inn                   Frostproof, FL        Rainbow Village             Clearwater, FL
Forest Lake Village        Zephyrhills, FL       Space Coast RV Resort       Rockledge, FL
Hide Away                  Ruskin, FL            Sunshine RV                 Vero Beach, FL
Holiday RV Resort          Leesburg, FL          Topics                      Hudson, FL
Horizon RV Park            Davenport, FL         Twelve Oaks                 Sanford, FL
Key RV Park                Marathon, FL          Village Park                Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage    Loganville, GA        Orange Avenue               Tallahassee, FL
Alpine Self Storage        Rockford, IL          Plantation Xtra Storage     Plantation, FL
Baytree Self Storage       Valdosta, GA          St. Augustine Self Storage  St. Augustine, FL
Budget Self Storage        Sterling, VA          Southern Self Storage       Riviera Beach, FL
Delray Mini Storage        Delray Beach, FL      Storage Express             Lauderhill, FL
Edison Lock Up             Edison, NJ            Valdosta Self Storage       Valdosta, GA
Extra Space                Lauderhill, FL        Xtra Space                  Orlando, FL
Howell Self Storage        Howell, NJ            Your Extra Attic            Duluth, GA
Hyde Park Storage          Tampa, FL             Your Extra Attic            Norcross, GA
Jacksonville Storage       Jacksonville, FL      Your Extra Attic            Stockbridge, GA
Okeechobee Storage         Hialeah Gardens, FL   Your Extra Attic            Winters Chapel, GA

Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                   Howard Johnson Maingate
Comfort Inn Kissimmee                            Hyatt On Union Square
Comfort Suites Asheville                         Hyatt Orlando
Embassy Suites Boca Raton                        Hyatt Wilshire
Hotel Nikko San Francisco                        Hyatt Regency Houston
Hilton Southwest Freeway Houston                 La Samanna
Hollywood Beach Hilton                           Ramada Resort Maingate
Holiday Inn Gainesville                          Westin Washington, D.C.

Profile of Appraiser                                                           4

Financial
---------

Belgravia Capital                             Heller Financial
Bloomfield Acceptance Company                 Household Finance Corporation
Chase Manhattan Bank                          Irving Leasing Corporation
Chrysler Capital Corporation                  Mfd. Housing Community Bankers
Citicorp Real Estate                          Mellon Bank
Collateral Mortgage                           Morgan Stanley
CoreStates Financial Corporation              NationsBank
Credit Suisse First Boston                    Nomura Securities
FINOVA Capital                                Pacificorp Financial Services
First Union Corporation                       PACTEL Finance
GE Capital                                    Society National Bank
Goldman Sachs                                 Sun America Insurance
Greentree Financial                           Union Capital


Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                    LaSalle Partners
Chateau Communities                           Las Colinas Corporation
Continental Communities                       Metropolitan Life
Delaware North Companies                      MHC
Dillon Read Real Estate Inc.                  National Home Communities
Drexel Burnham Lambert Realty, Inc.           Pitney Bowes Credit Corp.
First Boston Corporation                      Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute


PUBLICATIONS
------------

  Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                 ----------------------------------

TESTIMONY
---------

  Mr. Whitcomb has presented expert testimony in United States Tax Court.